CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

EXHIBIT 10.23

CREDIT AGREEMENT AND GUARANTY

dated as of March 3, 2025
by and among

NUVATION BIO INC.,
as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO
as the Lenders,

and

SAGARD HOLDINGS MANAGER LP,
as the Administrative Agent

U.S. $100,000,000

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Page

Section 1. Definitions	1
1.01. Certain Defined Terms	1
1.02. Accounting Terms and Principles	44
1.03. Interpretation	44
1.04. Division	46
1.05. Currency Generally	46
1.06. Rates	46
Section 2. The Commitment and The Loans	47
2.01. Loans	47
2.02. Borrowing Procedures	47
2.03. Funding of Borrowings	47
2.04. [Reserved]	48
2.05. Notes	48
2.06. Use of Proceeds	48
2.07. [Reserved]	48
2.08. Defaulting Lenders	48
2.09. Benchmark Replacement Setting	49
2.10. Inability to Determine Rates	51
2.11. Illegality	51
Section 3. Payments of Principal and Interest, Etc	52
3.01. Scheduled Repayments and Prepayments Generally; Application	52
3.02. Interest	52
3.03. Prepayments	53
3.04. Commitment Termination	56
3.05. Exit Fee	56
3.06. Original Issue Discount	57
Section 4. Payments, Etc	57
4.01. Payments	57
4.02. Computations	58
4.03. Set-Off	58
Section 5. Yield Protection, Taxes, Etc	59
5.01. Additional Costs	59
5.02. Compensation for Losses	61
5.03. Taxes	61
5.04. Mitigation Obligations; Replacement of Lenders	65

i

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Page

5.05. Survival	66
Section 6. Conditions	67
6.01. Conditions to the Closing Date	67
6.02. Conditions to the Borrowing of Tranche A-1 Loans	70
6.03. Conditions to the Borrowing of Tranche A-2 Loans	71
Section 7. Representations and Warranties	72
7.01. Power and Authority	73
7.02. Authorization; Enforceability	73
7.03. Governmental and Other Approvals; No Conflicts	73
7.04. Financial Statements; Material Adverse Change	73
7.05. Properties	74
7.06. No Actions or Proceedings	76
7.07. Compliance with Laws and Agreements	77
7.08. Taxes	78
7.09. Full Disclosure	78
7.10. Investment Company Act and Margin Stock Regulation	79
7.11. Solvency	79
7.12. Subsidiaries	79
7.13. [Reserved]	79
7.14. Material Agreements	79
7.15. Restrictive Agreements	80
7.16. Real Property	80
7.17. Pension Matters	80
7.18. Regulatory Approvals	80
7.19. [Reserved]	82
7.20. OFAC; Anti-Terrorism Laws	82
7.21. Anti-Corruption	82
7.22. Priority of Obligations	83
7.23. Royalty and Other Payments	83
7.24. Non-Competes	83
7.25. Reimbursement from Medical Reimbursement Programs	83
Section 8. Affirmative Covenants	83
8.01. Financial Statements and Other Information	83
8.02. Notices of Material Events	86
8.03. Existence	88
8.04. Payment of Obligations	88
8.05. Insurance	88

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Page

8.06. Books and Records; Inspection Rights; Lender Calls	89
8.07. Compliance with Laws and Other Obligations	90
8.08. Maintenance of Properties, Etc	90
8.09. Licenses	90
8.10. [Reserved]	90
8.11. Use of Proceeds	90
8.12. Certain Obligations Respecting Subsidiaries; Further Assurances	90
8.13. Termination of Non-Permitted Liens	92
8.14. Board Materials	92
8.15. [Reserved]	93
8.16. Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc	93
8.17. ERISA Compliance	94
8.18. Cash Management	94
8.19. Post-Closing Obligations	94
Section 9. Negative Covenants	95
9.01. Indebtedness	95
9.02. Liens	97
9.03. Fundamental Changes and Acquisitions	100
9.04. Lines of Business	101
9.05. Investments	101
9.06. Restricted Payments	103
9.07. Payments of Indebtedness	104
9.08. Change in Fiscal Year	105
9.09. Sales of Assets, Etc	105
9.10. Transactions with Affiliates	107
9.11. Restrictive Agreements	107
9.12. Modifications and Terminations of Material Agreements and Organic Documents	108
9.13. [Reserved]	109
9.14. Sales and Leasebacks	109
9.15. Hazardous Material	109
9.16. Accounting Changes	109
9.17. Compliance with ERISA	109
9.18. Sanctions; Anti-Corruption Use of Proceeds	109
Section 10. Financial Covenant	110
10.01. Minimum Liquidity	110

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Page

Section 11. Events of Default	110
11.01. Events of Default	110
11.02. Remedies	114
11.03. Additional Remedies	115
11.04. [Reserved]	115
11.05. [Reserved]	115
11.06. Payment of Yield Protection Premium and Exit Fee	115
Section 12. The Administrative Agent	117
12.01. Appointment and Duties	117
12.02. Binding Effect	118
12.03. Use of Discretion	118
12.04. Delegation of Rights and Duties	119
12.05. Reliance and Liability	119
12.06. Administrative Agent Individually	121
12.07. Lender Credit Decision	121
12.08. Expenses; Indemnities	121
12.09. Resignation of the Administrative Agent	122
12.10. Release of Collateral or Subsidiary Guarantors	123
12.11. Additional Secured Parties	124
12.12. Agent May File Proofs of Claim	124
12.13. Acknowledgements of Lenders	125
Section 13. Guaranty	127
13.01. The Guaranty	127
13.02. Obligations Unconditional	128
13.03. Discharge Only Upon Payment in Full	130
13.04. Additional Waivers; General Waivers	130
13.05. Reinstatement	132
13.06. Subrogation	132
13.07. Remedies	132
13.08. Instrument for the Payment of Money	133
13.09. Continuing Guarantee	133
13.10. Contribution with Respect to Guaranteed Obligations	133
13.11. General Limitation on Guarantee Obligations	134
Section 14. Miscellaneous	134
14.01. No Waiver	134
14.02. Notices	134

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Page

14.03. Expenses, Indemnification, Etc	135
14.04. Amendments, Etc	136
14.05. Successors and Assigns	138
14.06. Survival	141
14.07. Captions	141
14.08. Counterparts, Effectiveness, Electronic Execution	141
14.09. Governing Law	142
14.10. Jurisdiction, Service of Process and Venue	142
14.11. Waiver of Jury Trial	143
14.12. Waiver of Immunity	143
14.13. Entire Agreement	143
14.14. Severability	143
14.15. No Fiduciary Relationship	144
14.16. Confidentiality	144
14.17. Interest Rate Limitation	145
14.18. Judgment Currency	145
14.19. USA PATRIOT Act	146
14.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	146
14.21. Certain ERISA Matters	146

v

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SCHEDULES AND EXHIBITS

Schedule 1 - Loans Schedule

Schedule 2 - Products

Schedule 3 - Permitted Licenses

Schedule 4 - Taletrectinib

Schedule 7.05(b) - Certain Intellectual Property

Schedule 7.06(c) - Collective Bargaining Agreements

Schedule 7.08 - Taxes

Schedule 7.12 - Information Regarding Subsidiaries

Schedule 7.14 - Material Agreements

Schedule 7.15 - Restrictive Agreements

Schedule 7.16 - Real Property Owned or Leased by Obligors

Schedule 7.17 - Pension Matters

Schedule 7.18(c) - Adverse Findings

Schedule 7.23 - Royalties and Other Payments

Schedule 7.26 - Excluded Subsidiary Assets

Schedule 9.01(b) - Existing Indebtedness

Schedule 9.02(b) - Existing Liens

Schedule 9.05(a) - Existing Investments

Schedule 9.05(s) - Potential Investments

Schedule 9.09(j) - Sale of Assets

Schedule 9.10 - Transactions with Affiliates

Schedule 9.14 - Existing Sales and Leasebacks

Exhibit A - Form of Note

Exhibit B - Form of Borrowing Notice

Exhibit C - Form of Guarantee Assumption Agreement

Exhibit D-1 - Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2 - Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3 - Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4 - Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E - Form of Compliance Certificate

Exhibit F - Form of Assignment and Assumption

Exhibit G - Form of Landlord Consent

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Exhibit H - Form of Intercompany Subordination Agreement

Exhibit I - Form of Solvency Certificate

Exhibit J - Form of Funding Date Certificate

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CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of March 3, 2025 (this “Agreement”), among NUVATION BIO INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide a Guaranty from time to time hereunder (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and SAGARD HOLDINGS MANAGER LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $100,000,000, consisting of (a) a $50,000,000 Tranche A-1 Term Loan to be extended on the Tranche A-1 Funding Date and (b) a $50,000,000 Tranche A-2 Term Loan to be extended, at the Borrower’s option, on the Tranche A-2 Funding Date; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.
Definitions

1.01. Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% and (d) 5.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

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“Account Control Agreement Completion Date” has the meaning set forth in Section 8.19(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of amalgamation, consolidation, merger, purchase of assets, purchase of Equity Interests, or exclusive licensing or in-licensing of Intellectual Property or otherwise: (i) acquires all or substantially all of the assets of any other Person, (ii) acquires an entire business line, product, product line, unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the preamble hereto.

“ANDA” means (i)(x) an abbreviated new drug application (as defined in the FD&C Act at 21 U.S.C. § 355(j) and its implementing regulations) or any successor application or procedure and (y) any similar application or functional equivalent applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States, United Kingdom, European Union

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or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Availability Period” means the Tranche A-1 Availability Period or the Tranche A-2 Availability Period, as the context may require.

“Applicable Commitment” means the Tranche A-1 Commitment or the Tranche A-2 Commitment, as the context may require.

“Applicable Commitment Termination Date” means (i) with respect to the Tranche A-1 Commitment, the earlier to occur of (x) a CRL Event and receipt by Borrower of a notice of termination of the Commitments, which may be delivered by the Administrative Agent in its sole and absolute discretion, and (y) September 30, 2025 (as such date may be extended by the mutual agreement of the Administrative Agent and the Borrower, each in its sole and absolute discretion) and (ii) with respect to the Tranche A-2 Commitment, the earliest to occur of (x) any termination of the Tranche A-1 Commitment pursuant to clause (i) immediately above, (y) the prepayment in full of the Tranche A-1 Term Loans pursuant to Section 3.03(a)(i) prior to the Tranche A-2 Funding Date and (z) June 30, 2026.

“Applicable Funding Condition” means the Tranche A-1 Funding Condition and the Tranche A-2 Funding Condition, as the context may require.

“Applicable Funding Date” means the Tranche A-1 Funding Date and the Tranche A-2 Funding Date, as the context may require.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Margin” means a rate of interest equal to 6.00% per annum.

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction, taken as a whole, shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F, or such other form as agreed by the Administrative Agent.

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“Available Amount” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of net cash proceeds received by the Borrower in the immediately preceding 6-month period from any sale, after the Closing Date, of Equity Interests (other than Disqualified Equity Interests) of the Borrower, minus (ii) the aggregate amount of Investments, Restricted Payments and prepayments of Indebtedness previously made using the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement

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benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

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For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) which is (currently or hereafter), or within the prior six (6) years was, maintained or contributed to by any Obligor or Subsidiary thereof or to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Biosimilar Application” means a biosimilar or interchangeable biosimilar application (as set forth in the Public Health Service Act at 42 U.S.C. §262(k) and its implementing regulations), for a biologic product that is biosimilar to a reference product, or any successor application or procedure and any similar application, and all supplements and amendments that may be filed with respect to the foregoing.

“BLA” means (i)(x) a biologics license application (as set forth in the Public Health Service Act at 42 U.S.C. § 262 and its implementing regulations) to introduce, or deliver for introduction, a biologic product, including vaccines into commerce in the U.S., or any successor application or procedure and (y) any similar application or functional equivalent relating to biologics licensing

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applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means the borrowing of the Loans on each Applicable Funding Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Bringdown Date” means each date on which a Loan is advanced pursuant to Section 2.01 and any other date the representations and warranties under the Loan Documents are required to be made (other than the Closing Date).

“Business” has the meaning set forth in Section 9.04.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City or Toronto, Canada.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of [***].

“Cayman Guarantor” means Artemis Merger Sub II, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Cayman Security Document” means the equitable share mortgage among the Borrower and the Administrative Agent, granting a security interest in the Cayman Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary that owns no material assets (directly or indirectly) other than Equity Interests and debt of one or more CFCs or Domestic Subsidiaries that are themselves CFC Holding Companies.

“Change of Control” means [***]

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Class A Common Stock” has the meaning set forth in the Borrower’s Amended and Restated Certificate of Incorporation, dated as of February 10, 2021.

“Class B Common Stock” has the meaning set forth in the Borrower’s Amended and Restated Certificate of Incorporation, dated as of February 10, 2021.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any real, personal and mixed property (including Equity Interests), whether tangible or intangible, in which Liens are granted or purported to be granted to the Administrative Agent as security for the Obligations under any Loan Document on or after the Closing Date, including future acquired or created assets or property (or collectively, all such real, personal and mixed property, as the context may require); provided, for the avoidance of doubt, “Collateral” shall not include any Excluded Assets.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on each Applicable Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Applicable Commitment”, as such Schedule may be

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Commitments on the date of this Agreement equals $100,000,000.

“Company Competitor” means (i) any competitor of the Borrower or any of its Subsidiaries primarily operating in the same line of business as the Borrower or any of its Subsidiaries and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course) that are either clearly identifiable as an Affiliate of any such competitor on the basis of such Person’s name or identified by name in writing by the Borrower to the Administrative Agent from time to time. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Company Competitor and (b) the Borrower, the Subsidiary Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Company Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Company Competitor.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Notices or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Copyright” means all copyrights (including with respect to published and unpublished works of authorship, software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, including all renewals, restorations, reversions and extensions thereof and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“CRL Event” means the Borrower has received from the FDA a complete response letter (as defined in 21 CFR 314.3) with respect to NDA 219713.

“DEA” means the U.S. Drug Enforcement Administration.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.08(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Tranche A-1 Commitments or any Tranche A-2 Commitments, within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.08(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payment or payments of a similar nature (including any non-compete payments, consulting payments and any royalties payable and milestones based on sales) made in connection with any Permitted Acquisition or other acquisition or investment permitted under this Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of country- or territory-wide Sanctions.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part, (iii) requires scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of redemption of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for (unless at the sole option of the issuer thereof) Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is [***] after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or fundamental change occurring prior

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

to the [***] after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide, to the satisfaction of the Administrative Agent in its reasonable discretion, that the issuer thereof will not be required to redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such employee may deliver such Equity Interests to the Borrower and its Subsidiaries (or the Borrower or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests.

“Disqualified Lender” means any Person designated by the Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent on or prior to the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower, the Subsidiary Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

“Division” has the meaning set forth in Section 1.04.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course, (vi) with respect to any Lender, any of its Affiliates or such Lender’s or Affiliate’s managed funds or accounts, (vii) any Person that is a Sagard Lender and (viii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, an Eligible Transferee shall not include (x) any Company Competitor, Disqualified Lender or Defaulting Lender, or (y) any Person that primarily invests in distressed debt or other distressed financial assets; provided; further that (A) neither clause (x) or (y) above shall apply retroactively to any Person that previously acquired an assignment or participation interest hereunder to the extent such Person was not a Company Competitor, Disqualified Lender, Defaulting Lender or a Person of the type described in clause (y) above at the time of the applicable assignment or participation, as the case may be, and (B) with respect to both clauses (x) and (y) above, the Administrative Agent shall not have any duty or obligation to carry out due diligence in order to identify or determine whether a Person would be excluded as an Eligible Transferee as a result of the application of either such proviso.

“EMA” means the European Medicines Agency.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Enhanced Liquidity Amount” means, as of any date of determination (based on the most recent financial forecast presented to the Board, which shall be shared with the Administrative Agent and the Lenders), the aggregate amount of cash and Permitted Cash Equivalent Investments held by the Obligors sufficient to fund any payments (including Acquisition consideration, Deferred Acquisition Consideration and all similar payments be made in connection with the applicable Acquisition and all other Acquisitions consummated after the Closing Date and prior to such date and the Obligors’ operations for a period of not less than the lesser of (i) [***]months following the consummation of such Acquisition and (ii) the remaining period until the Maturity Date (it being understood that for purposes of this clause (ii), Enhanced Liquidity Amount shall

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

include all amounts (including principal, interest, fees (including the Yield Protection Premium and the Exit Fee), expenses and indemnification obligations (other than inchoate indemnification obligations)) required for the repayment in full of the Obligations hereunder on the Maturity Date); provided that, for the avoidance of doubt and for all purposes hereunder, the Enhanced Liquidity Amount shall only be such amounts in excess of the Minimum Liquidity Amount.

“Environmental Claims” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, information request, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Materials Activity.

“Environmental Law” means all laws (including common law and any federal, state, provincial or local governmental law), rule, regulation, order, writ, judgment, notice, requirement, binding agreement, injunction or decree, whether U.S. or non-U.S., relating in any way to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) to the extent related to Hazardous Materials Activity, occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital or capital stock, including all membership interests, partnership interests or equivalent, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or nonvoting. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title IV of ERISA, other than

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof could reasonably be expected to be directly or indirectly liable; (xiii) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code that is not corrected under the IRS’s Employee Plans Compliance Resolution System (EPCRS); (xiv) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 303(k) of ERISA, or to Section 430(k) of the Code; or (xv) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor, other than payment of premiums otherwise required by Section 4980B of the Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment” has the meaning set forth in Section 12.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Impacted Loans” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Accounts” means (i) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees, (ii) zero balance accounts swept no less frequently than weekly to a Controlled Account (including any such account where payments pursuant to Medicaid, Medicare, TRICARE or other state or federal healthcare payor programs are deposited), (iii) accounts (including trust accounts) used exclusively for bona fide escrow purposes, insurance or fiduciary purposes, (iv) cash collateral for Permitted Liens, (v) collateral accounts in respect of any Revenue Interest Financing and (vi) any other deposit accounts established after the Closing Date only for so long as, in the case of this clause (vi), the amounts of deposit therein do not exceed [***] in the aggregate.

“Excluded Asset” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means each of (i) AnBio Therapeutics (HK) Ltd., (ii) AnHeart Therapeutics (Hangzhou) Co., Ltd. and (iii) Baoquan Biomedical Technology (Shanghai) Co., Ltd., in each case so long as such Person does not own any Intellectual Property (and, for the avoidance of doubt, any data and information with respect thereto), Products or Product Authorizations, except Intellectual Property, Products and Product Authorizations (x) exclusive to the territorial jurisdiction of the Peoples’ Republic of China and (y) until the expiration of the time period set forth in Section 8.19(d), Intellectual Property (and, for the avoidance of doubt, any data and information with respect thereto), Products and Product Authorizations that cover the manufacture, use, sale, offer for sale or importation or other exploitation of Taletrectinib owned by AnHeart Therapeutics (Hangzhou) Co., Ltd. as of the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Section 5.04(b)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g), and (iv) any withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning set forth in Section 3.05.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Obligor or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code or entered into in connection with the implementation of analogous provisions of non-U.S. law.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (or any successor thereto) and the rules, regulations and guidelines issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDA Approval” means the Borrower has received Marketing Authorization of the Initial Taletrectinib Product from the FDA (a) indicated for the treatment of adult patients of ROS1 - positive non -small cell lung cancer (NSCLC) in first line or second line usage; (b) without a boxed warning in the labeling materials; (c) not subject to a “Risk Evaluation and Mitigation Strategies” (REMS); and (d) not approved pursuant to FDA’s “Accelerated Approval Program” that requires confirmation of anticipated clinical benefit.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; provided, that (x) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the next succeeding Business Day, and (y) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three (3) major banks on such day on such transactions as determined by the Administrative Agent and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the Fee Letter, dated as of the date of this Agreement, among the Borrower, the Lenders and the Administrative Agent.

“Floor” means a rate of interest equal to 4.00% per annum.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

[***]

“Funding Date Certificate” means a certificate substantially in the form of Exhibit J.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(d).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance or exemption that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

DEA, the EMA, the Centers for Medicare and Medicaid Services, the Office of Inspector General of the Department of Health and Human Services and any other government authority in any jurisdiction.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (x) endorsements for collection or deposit and (y) guarantees of operating leases, in each case, in the Ordinary Course.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guaranty” means the Guaranty made by the Subsidiary Guarantors under Section 13 in favor of the Secured Parties (including any Guaranty assumed by an entity that is required to become a “Subsidiary Guarantor” pursuant to a Guarantee Assumption Agreement).

“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Healthcare Laws” means, collectively, all Laws and Product Authorizations applicable to the business, any Product or the Product Commercialization and Development Activities of any Obligor, whether U.S. or non-U.S., regulating the distribution, dispensing, importation, exportation, quality, manufacturing, marketing, labeling, promotion and provision of and payment for drugs, biological products, or healthcare products, items and services, including, without limitation, the FD&C Act, the Public Health Service Act, the Social Security Act, the Federal Anti-Kickback Statute, the federal False Claims Act, the federal Physician Self-Referral Law (the “Stark Law”), the federal Physician Payment Sunshine Act, the Medicare Secondary Payer Law, the Prescription Drug Marketing Act, and all rules, regulations and guidance with respect to the coverage of prescription drugs pursuant to the Medicare and Medicaid programs, the TRICARE Program, programs administered by the Department of Veterans Affairs, and federal employee health benefit plans; and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing, including any state and non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. Notwithstanding anything to the contrary in the foregoing, neither any Permitted Bond Hedge Transaction nor any Permitted Warrant Transaction shall be a Hedging Agreement.

“Illegality Notice” has the meaning set forth in Section 2.11.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that does not own, license or hold any rights (whether by contract or otherwise) with respect to any Material Intellectual Property, Material Product Authorizations or Material Agreements and does not conduct any Product Commercialization and Development Activities with respect to Taletrectinib, in each case, other than such forgoing rights and Intellectual Property that are exclusive to the territorial jurisdiction of the Peoples’ Republic of China and (i) individually constitutes or holds less than [***] percent ([***]%) of the Borrower’s consolidated total assets or generates less than [***] percent ([***]%) of the Borrower’s consolidated total revenue, and (ii) when taken together with all then existing Immaterial Subsidiaries, such Subsidiary and such Immaterial Subsidiaries, in the aggregate, would constitute or hold less than [***] percent ([***]%) of the Borrower’s consolidated total assets or generate less than [***] percent ([***]%) of the Borrower’s consolidated total revenue, in each case of the foregoing clauses (x) as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant to Sections 8.01(a) or (b) and (y) for the avoidance of doubt, inclusive of the total assets and revenue of all Excluded Subsidiaries.

“IND” means (i)(x) an investigational new drug application (as defined in the FD&C Act’s implementing regulations at 21 CFR Part 312) that is required to be filed with the FDA before

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

beginning clinical testing in human subjects, or any successor application or procedure and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the Ordinary Course and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (it being agreed that seller notes or earn-out obligations are addressed in clause (xii)), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions (other than Permitted Warrant Transactions), (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations in respect of any Deferred Acquisition Consideration, (xiii) any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that, notwithstanding the foregoing, Indebtedness shall not include (A) accrued expenses, deferred rent, deferred Taxes, deferred compensation or customary obligations under employment agreements, or (B) accounts payable incurred in the Ordinary Course. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of an Obligor and (ii) to the extent not otherwise described in clause (i), Other Taxes.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Information Certificate” means the Information Certificate delivered pursuant to Section 6.01(c).

“Initial Taletrectinib Product” has the meaning set forth in the definition of “Taletrectinib”.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, restructuring, insolvency, liquidation, provisional liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all intellectual property or proprietary rights anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights, and Technical Information, in each case, whether U.S. or non U.S.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit H.

“Interest Period” means (a) the period commencing on and including the Tranche A-1 Funding Date and ending on but excluding the immediately subsequent Payment Date and (b) subsequently, each period commencing on and excluding the last day of the previous Interest Period for such Loan and ending on but excluding the immediately subsequent Payment Date.

“Interest Rate” has the meaning set forth in Section 3.02(a).

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding [***] days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the consummation of an Acquisition. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 9.05 above the fixed amount set forth therein. Notwithstanding anything to the contrary in the foregoing, the purchase of any Permitted Bond Hedge Transaction by the Borrower or any of its Subsidiaries and the performance of its obligations thereunder shall not be an Investment.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, in corporate, partnership or similar legal form with a Person other than Borrower or its Subsidiaries.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, act, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means (a) any mortgage, equitable mortgage, lien, license, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim of ownership or possession (including any conditional sale or other title retention agreement, any lease in the nature

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement, the Permitted Intercreditor Agreement and any other subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) in connection with this Agreement or any of the other Loan Documents.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of [***] percent ([***]%) of the aggregate unused Commitments then in effect and the outstanding principal amount of the Loans at such time. The Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Mandatory Prepayment” has the meaning set forth in Section 3.03(b)(i).

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Marketing Authorization” means, with respect to a drug, pharmaceutical or biological product, the Regulatory Approvals required by Applicable Law to sell such product in a country or region, including, to the extent required by Applicable Law for the sale of such product, all pricing approvals and government reimbursement approvals.

“Material Adverse Change” and “Material Adverse Effect” mean [***]

“Material Agreement” means [***]

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“Material Environmental Liability” means any Environmental Liability that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds [***] (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Intellectual Property, whether currently owned by (or purported to be owned by), or subject to a license, covenant not to sue or similar right to (or purported to be subject to a license, covenant not to sue or similar right to) the Borrower or any of its Subsidiaries, or acquired, developed, obtained by, or otherwise subject to a license, covenant not to sue or similar right to the Borrower or any of its Subsidiaries after the date hereof, in each case, the loss of which could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a material adverse effect on Product Commercialization and Development Activities with respect to Taletrectinib.

“Material Product Authorizations” means any and all Product Authorizations, in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for any Product Commercialization and Development Activities with respect to Taletrectinib.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means September 30, 2030.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Liquidity Amount” means [***].

“Mortgage Deliverables” has the meaning set forth in Section 8.12(b)(iv).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i)(x) a new drug application (set forth in the FD&C Act at 21 U.S.C. § 355(b) and its implementing regulations) or any successor application or procedure and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof (other than the proceeds of any business interruption insurance) after deducting therefrom only (w) reasonable out-of-pocket cash costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on customary terms or set aside in a Controlled Account and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(j) and 9.01(l) secured by the assets subject to such Casualty Event (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); and (ii) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof after deducting therefrom only (w) reasonable out-of-pocket cash costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Asset Sale and deposited into escrow with a third party escrow agent on customary terms or set aside in a Controlled Account and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(j) and 9.01(l) secured by the assets subject to such Asset Sale (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Obligor in any Casualty Event or Asset Sale.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.05.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations) any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, Yield Protection Premium, Exit Fee, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, memorandum and articles of association, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patents” means all patents and patent applications, the Inventions and improvements described and claimed therein, the reissues, divisionals, continuations, renewals, extensions, reexaminations, substitutions and continuations in part thereof, and all rights whatsoever accruing thereunder or pertaining to the foregoing throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Tranche A-1 Funding Date, and the Maturity Date.

“Payment Recipient” has the meaning set forth in Section 12.13(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise; provided that:

(a) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

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(b) such Acquisition shall comply in all material respects with all applicable Laws and all applicable Governmental Approvals;

(c) in the case of any Acquisition of Equity Interests of another Person, after giving effect to such Acquisition, all Equity Interests of such other Person acquired by the Borrower or any of its Subsidiaries shall be owned, directly or indirectly, beneficially and of record, by the Borrower or any of its Subsidiaries, and, the Borrower shall cause such acquired Person to satisfy each of the actions set forth in Section 8.12 as and when required by such Section;

(d) on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10;

(e) in the event that, on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall not have satisfied the Enhanced Liquidity Amount, to the extent that all or any portion of the purchase price (which for purposes hereof shall include reasonable estimates of (x) any Deferred Acquisition Consideration that could, by its terms, become due and payable prior to the date that is [***] days after the Maturity Date and (y) any forecasted research and development costs and similar expenditures in respect of such purchased assets) for any such Acquisition is paid in cash, the amount thereof shall not exceed [***] (or the Equivalent Amount in other currencies) in the aggregate with any other such Acquisitions from and after the Closing Date;

(f) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(g) in the case of any such Acquisition that has a purchase price (which for purposes hereof shall include reasonable estimates of (x) any Deferred Acquisition Consideration that could, by its terms, become due and payable prior to the date that is [***] days after the Maturity Date and (y) any forecasted research and development costs and similar expenditures in respect of such purchased assets) in excess of [***] the Borrower shall provide to the Administrative Agent (i) at least [***] prior written notice of any such Acquisition, together with copies of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition and summaries or memos to the extent prepared and available, in each case subject to customary confidentiality restrictions, (ii) subject to customary confidentiality restrictions, a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (iii) financial statements of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such Acquisition for which financial statements are required to be delivered pursuant to 8.01(a) or (b) prepared on a Pro Forma Basis) (which for purposes hereof shall include reasonable estimates of (x) any Deferred Acquisition Consideration that could, by its terms, become due and payable prior to the date that is [***] days after the Maturity Date and (y) any forecasted research and development costs and similar expenditures in respect of such purchased assets), and (iv) subject to customary confidentiality restrictions, any other information reasonably requested (to the extent available), by the Administrative Agent and available to the Obligors; and

(h) no Obligor or any of its Subsidiaries (including any acquired Person) shall, in connection with any such Acquisition, assume or remain liable with respect to (x) any Indebtedness of the related seller or the business, Person or assets acquired, except to the extent permitted pursuant to Section 9.01(l), (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, or (z) any other liabilities (including Tax, ERISA and environmental liabilities), except to the extent the assumption of such liability could not reasonably be expected to result in a Material Adverse Effect. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Obligor or Subsidiary thereof hereunder shall be paid in full or released on the acquisition date as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other similar fundamental change of the Borrower, or adjustment with respect to the common stock of the Borrower) that is (A) purchased or otherwise entered into by the Borrower in connection with the issuance of any Permitted Convertible Debt, (B) settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (C) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the Borrower; provided, that, (i) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not result in the incurrence of additional liability on the consolidated balance sheet of the Borrower (other than Indebtedness from the issuance of Permitted Convertible Debt in connection with such Permitted Bond Hedge Transaction) and (ii) the purchase price of any such Permitted Bond Hedge

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Transaction shall not exceed, net of the proceeds of any Permitted Warrant Transaction entered into in connection therewith, [***]% of the proceeds obtained in the related Permitted Convertible Debt issuance.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper maturing no more than three hundred sixty-five (365) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than two (2) years after issue that are issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than [***], (iv) any money market or similar funds that exclusively hold any of the foregoing, and (v) other short term liquid investments approved in writing by the Administrative Agent in its sole discretion.

“Permitted Convertible Debt” means Indebtedness having a feature which entitles the holder in accordance with the terms thereof to convert or exchange all or a portion of such Indebtedness into Class A Common Stock of the Borrower; provided, that (i) such Permitted Convertible Debt shall be unsecured, (ii) no Subsidiary of the Borrower shall guarantee Permitted Convertible Debt, (iii) Permitted Convertible Debt shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, as determined by the Borrower in its good faith judgment, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Debt or would result therefrom, (v) such Permitted Convertible Debt shall not require any scheduled amortization or have a scheduled maturity date, and shall not be subject to any mandatory repurchase or redemption (other than in connection with a customary change of control or “fundamental change” provision), in each case, earlier than [***] calendar days after the Maturity Date, (vi) such Permitted Convertible Debt shall bear interest at a rate per annum not to exceed such rate as is customary in the market at such time, as determined in the reasonable commercial judgment of a Responsible Officer of Borrower in good faith and (vii) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the foregoing clauses (i) through (vi).

“Permitted Hedging Agreement” means a Hedging Agreement entered into by any Obligor in such Obligor’s Ordinary Course for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate notional amount for all such Hedging Agreements not in excess of [***] (or the Equivalent

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Amount in other currencies) and (y), with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements not more than [***]%, of the aggregate principal amount of Loans outstanding at such time.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among SAGARD HOLDINGS MANAGER LP, in its capacity as Administrative Agent hereunder, and SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP, as Investor under the Royalty Financing Agreement, and acknowledged by the Obligors.

“Permitted Licenses” means, collectively,

(a) each license agreement listed on Schedule 3;

(b) any license agreement or covenant not to sue with respect to any Product exclusively outside the United States;

(c) any license or grant of rights to any Third Party (x) vendor or service provider (including contract research organizations, contract manufacturing organizations, clinical trial sites, distribution and channel partners, commercial vendors and other contractors for the exploitation of the Products) in order to provide services for the benefit of the Borrower or its Affiliates with respect to any Product or (y) wholesaler or distributor for the benefit of the Borrower or its Affiliates with respect to any Product, but to the extent that such license or grant of rights relates to rights to Taletrectinib in the United States, then such license or grant of rights must meet all of the following requirements: (i) such license or grant of rights is non-exclusive and entered into in the Ordinary Course; (ii) such license or grant of rights grants no rights to sell, offer to sell, have sold, market, promote or otherwise commercialize Taletrectinib in the United States, except for rights granted in the Ordinary Course, it being understood and agreed that notwithstanding any provision to the contrary, a license or grant of rights to a Person (other than the Borrower or an Affiliate of the Borrower) contract sales force or with respect to any type of promotion, co-promotion, marketing, co-marketing or similar arrangement with respect to the commercialization of Taletrectinib in the United States is not ordinary course and is not a permitted license; (iii) the Borrower or another Obligor retains the right to, and does, book the full amount of net sales of Taletrectinib in the United States; and (iv) such license or grant of rights is part of an Arm’s Length Transaction, the terms of which do not provide for a sale or assignment to such Third Party of Intellectual Property or Governmental Approvals relating to Taletrectinib in the United States;

(d) any in-license agreement with respect to a Product acquired in connection with a Permitted Acquisition;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(e) any sponsored research or similar agreement providing for the development of a Product that does not grant the counterparty any right to sell, offer to sell, have sold, market, promote or otherwise commercialize Taletrectinib in the United States;

(f) any intercompany licenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of Products among the Obligors or granted by any Subsidiary that is not an Obligor to an Obligor;

(g) any license for the use of (or covenant not to sue with respect to) the Intellectual Property of the Borrower or any of its Subsidiaries or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, distribution or importation of (i) any Product other than Taletrectinib, or (ii) Taletrectinib but solely with respect to Intellectual Property or rights exclusively outside the United States; and

(h) other licenses to which the Administrative Agent shall have consented to in writing.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium or other reasonable fee paid, and fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Obligors and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of such Indebtedness and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default or Event of Default shall have occurred or could reasonably be expected to occur as a result thereof.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

stock of the Borrower) sold by the Borrower and with recourse to the Borrower only, substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower, cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower, with a strike price higher than the strike price of the applicable Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as of any date, that pro forma effect will be given to the Transactions, any Acquisition, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such pro forma calculation is being made), all sales, transfers and other dispositions or discontinuance of any subsidiary, line of business or division and any conversion of a Subsidiary Guarantor to Subsidiary or of a Subsidiary to a Subsidiary Guarantor, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a person who became a Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

“Product” means (i) those drug, pharmaceutical or biological products described on Schedule 2 attached hereto, and (ii) any current or future drug, pharmaceutical or biological product researched, developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Subsidiaries, including any such product in development or which may be developed. For clarity, “Product” shall include Taletrectinib.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable ANDAs, NDAs, BLAs, Biosimilar Applications, INDs, supplements, amendments, governmental price and reimbursement approvals and approvals granting regulatory exclusivity) of any Regulatory Authority, in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for the ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Obligors or any of their respective Subsidiaries that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information and (ii) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information, used in connection with the Product Commercialization and Development Activities for such Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the preceding five (5) years maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has within the preceding five (5) years ever made, or was within the preceding five (5) years ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Quarterly Lender Call Date” has the meaning set forth in Section 8.06.

“Real Property Security Documents” means any Landlord Consents or Bailee Letters.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which a drug, pharmaceutical or biological product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Authority, including approved NDAs and BLAs.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Reinvestment Period” has the meaning set forth in Section 3.03(b)(i).

“Related Parties” has the meaning set forth in Section 14.16.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Repatriation” and “Repatriated” have the meanings set forth in Section 3.03(f).

“Resignation Effective Date” has the meaning set forth in Section 12.09.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, general counsel and similar officer of such Person (including in the case of any Foreign Subsidiary, directors).

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries; provided, that the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest),

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, including any payment or delivery in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Borrower’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (ii) set-off or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof or (iii) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount, in each case, shall not constitute a Restricted Payment by the Borrower or any Subsidiary.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(j), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Revenue Interest Financing” means the transactions contemplated by the Revenue Interest Financing Agreement.

“Revenue Interest Financing Agreement” means that certain Revenue Interest Financing Agreement, dated as of the date hereof, by and between the Borrower and Sagard Healthcare Partners (Delaware) II LP, a Delaware limited partnership, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sagard Lender” means any Lender that is an Affiliate, investor, co-investor, limited partner, managed fund or account of Sagard Healthcare Royalty Partners GP LLC.

“Sanction” means any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Member States, His Majesty’s Treasury or any sanctions legislation extended to the Cayman Islands pursuant to any Order in Council of His Majesty’s Privy Council in the United Kingdom or other relevant sanctions authority where the Borrower is located or conducts business.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority, (ii) any Person organized or resident in a Designated Jurisdiction or (iii) any Person fifty percent (50%) or more owned or is controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Secured Parties” means the Lenders, the Administrative Agent and the Indemnified Parties.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, delivered pursuant to Section 6.01(f), among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, the Cayman Security Document and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Subsidiary” means AnHeart Therapeutics (Hangzhou) Co., Ltd.

“Specified Event of Default” has the meaning set forth in Section 14.05(b).

“Specified Jurisdiction” means each of the United States, United Kingdom, France, Germany, Ireland, Italy, Switzerland and, as to any pending European patent application in the European Patent Office or any other European Proprietary Rights, the European Union (and as to the European Union, excluding, for the avoidance of doubt, granted rights in its individual member states (other than France, Germany, Ireland, and Italy)).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or 8.12(b).

“Taletrectinib” means any drug or pharmaceutical product (including any product in development or that may be developed) that contains taletrectinib, having the structure shown in Schedule 4, in each case in any dosage form, dosing regimen or strength, or any improvements or modifications thereto, and regardless of trade or brand name. For clarity, Taletrectinib shall include the product that is the subject of NDA 219713 that was submitted to the FDA on October 23, 2024, regardless of the trade or brand name of such product (the “Initial Taletrectinib Product”).

“Taletrectinib Sale” means the first commercial transfer or disposition for value of the Initial Taletrectinib Product for end use in the United States to a Third Party by Borrower or any of its Affiliates after FDA Approval. The following sales of the Initial Taletrectinib Product in the United States shall not constitute a “Taletrectinib Sale”: any distribution or other sale solely for so-called investigational new drug sales, clinical studies, compassionate or emergency use, named patient or single patient programs, expanded access or indigent programs, promotional samples, testing samples, donations or any similar instances where the Initial Taletrectinib Product is distributed at or below cost or supplied without charge.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, and all other technical data and information related thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Conditions” has the meaning set forth in Section 13.03.

“Third Party” means any Person other than (a) the Borrower, (b) the Sagard Lender or (c) an Affiliate of either the Borrower or the Sagard Lender (as applicable).

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time within the preceding five (5) years maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has within the preceding five (5) years ever made, or was within

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the preceding five (5) years obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, logos and other indicia of origin, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill associated therewith or symbolized thereby.

“Tranche A-1 Availability Period” means the period starting on the date of FDA Approval and ending on the Applicable Commitment Termination Date for the Tranche A-1 Commitment.

“Tranche A-1 Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche A-1 Term Loans to the Borrower on the Tranche A-1 Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Applicable Commitment” for Tranche A-1 Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Tranche A-1 Commitments on the date of this Agreement equals $50,000,000.

“Tranche A-1 Funding Condition” means that (i) the Closing Date shall have occurred, (ii) FDA Approval shall have been received, (iii) a Borrowing Notice with respect to the Tranche A-1 Term Loans shall have been received by the Administrative Agent and (iv) each Obligor shall have instituted the policies and procedures required by the last sentence of Section 8.07.

“Tranche A-1 Funding Date” means, with respect to the Tranche A-1 Commitment, the date on or prior to the expiration of the Tranche A-1 Availability Period on which all conditions precedent set forth in Section 6.02 are satisfied or waived in accordance with the terms of this Agreement.

“Tranche A-1 Term Loans” has the meaning set forth in Section 2.01(a)(i).

“Tranche A-2 Availability Period” means the period starting on the Taletrectinib Sale and ending on the Applicable Commitment Termination Date for the Tranche A-2 Commitment.

“Tranche A-2 Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche A-2 Term Loans to the Borrower on the Tranche A-2 Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Applicable Commitment” for Tranche A-2 Term Loans, as such Schedule may be amended from time to time pursuant to an

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Assignment and Assumption or otherwise. The aggregate amount of Tranche A-2 Commitments on the date of this Agreement equals $50,000,000.

“Tranche A-2 Funding Condition” means that (i) the Closing Date shall have occurred, (ii) the Taletrectinib Sale shall have occurred and (iii) a Borrowing Notice with respect to the Tranche A-2 Term Loans shall have been received by the Administrative Agent.

“Tranche A-2 Funding Date” means, with respect to the Tranche A-2 Commitment, the date on or prior to the expiration of the Tranche A-2 Availability Period on which all conditions precedent set forth in Section 6.03 are satisfied or waived in accordance with the terms of this Agreement.

“Tranche A-2 Term Loans” has the meaning set forth in Section 2.01(a)(ii).

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents, including the creation of the Liens pursuant to the Security Documents and (b) the payment of all fees and expenses incurred or paid by the Obligors in connection with the foregoing.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each plan year, without regard to the averaging which may be

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(g)(ii)(B)(3).

“Withholding Agent” means the any Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Protection Premium” means with respect to any payment, termination, cancellation, redemption, repayment or prepayment (except for mandatory prepayments in connection with a Casualty Event) of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, or any distribution under a plan pursuant to the United States Bankruptcy Code (or the equivalent laws or regulations of any other jurisdiction), occurring (i) on or prior to the second anniversary of the funding of the Tranche A-1 Term Loans, an amount equal to the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment (excluding, for the avoidance of doubt, any interest on the Loans paid prior to such date) to but excluding the date that is the two (2) year anniversary of the funding of the Tranche

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

A-1 Term Loans, plus three percent (3%) of the principal amount of the Loans being so repaid or prepaid, (ii) at any time after the second anniversary of the funding of the Tranche A-1 Term Loans but on or prior to the third anniversary of the funding of the Tranche A-1 Term Loans, an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid, (iii) at any time after the third anniversary of the funding of the Tranche A-1 Term Loans but on or prior to the fourth anniversary of the funding of the Tranche A-1 Term Loans, an amount equal to one percent (1%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid and (iv) if the prepayment is made after the fourth anniversary of the funding of the Tranche A-1 Term Loans, 0%.

1.02. Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.02;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly;

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties; and

(m) references to any Person shall include such Person and its successors and permitted transferees and assigns (including, in the case of any Governmental Authority, any successor Governmental Authority).

Unless otherwise expressly provided herein, references to organizational documents (including Organic Documents), agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

If any payment required to be made pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day (other than as described in the definition of “Interest Period”), then such required payment date shall be extended to the immediately following Business Day. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries will be deemed to be equal to 100% of the outstanding principal amount thereof or payment obligations with respect thereto at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing such Hedging Agreements were terminated on the date of termination.

1.04. Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.05. Currency Generally. For purposes of determining compliance with Section 9 with respect to the amount of any Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

1.06. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.
The Commitment and The Loans

2.01. Loans.

(a) On the terms and subject to the conditions of this Agreement (including the satisfaction of the Applicable Funding Condition), each Lender agrees:

(i) to make Loans to the Borrower in a principal amount equal to the amount of such Lender’s Tranche A-1 Commitment during the Tranche A-1 Availability Period in accordance with Section 2.02 (“Tranche A-1 Term Loans”); and

(ii) to make Loans to the Borrower in a principal amount equal to the amount of such Lender’s Tranche A-2 Commitment on a date specified by the Borrower during the Tranche A-2 Availability Period in accordance with Section 2.02 (“Tranche A-2 Term Loans”).

(b) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02. Borrowing Procedures. At least [***] prior to any Applicable Funding Date (or such shorter period agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit B signed by a Responsible Officer of the Borrower (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (Eastern time) on a Business Day, shall be deemed to have been delivered on the next Business Day). Each Borrowing Notice shall be for the full amount of each of the Applicable Commitments and no Borrowing Notice for less than such full amount shall be permitted. Notwithstanding anything herein to the contrary, the Borrower shall

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

submit a Borrowing Notice with respect to the Tranche A-1 Term Loans promptly upon receipt of the FDA Approval.

2.03. Funding of Borrowings. Promptly following receipt of any written Borrowing Notice the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m. New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Administrative Agent will make such Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Notice.

2.04. [Reserved].

2.05. Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.06. Use of Proceeds. The Borrower shall use the proceeds of the Loans for (i) support of the launch activities and commercialization efforts for Taletrectinib and (ii) other working capital and general corporate purposes, including the payment of fees and expenses associated with this Agreement.

2.07. [Reserved].

2.08. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 4.03), shall be applied at such time or times as may be

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement (if any); fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6.02 or Section 6.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender (which shall include, for the avoidance of doubt, any accrued but unpaid interest on the principal amount of the Loans being prepaid together with any breakage costs that may be owing pursuant to Section 5.02, any applicable Yield Protection Premium and the Exit Fee and other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents). Any payments, prepayments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.08(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

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(c) Certain Fees. No Defaulting Lender shall be entitled to receive any upfront fee set forth in the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any upfront fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.09. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.09(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.09(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.

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(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.10. Inability to Determine Rates. Subject to Section 2.09, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.02. Subject to Section 2.09, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

2.11. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the

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amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

Section 3.
Payments of Principal and Interest, Etc.

3.01. Scheduled Repayments and Prepayments Generally; Application. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 3.03) on the Maturity Date, all outstanding Obligations in full (together with the Exit Fee, accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement). Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares and applied ratably among each tranche of the Loans. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations, which shall include the Yield Protection Premium, if applicable, and the Exit Fee.

3.02. Interest.

(a) Interest Generally. Subject to clause (b) of this Section, the outstanding principal amount of the Loans shall accrue interest from the date made to the date of repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at a rate per annum equal to (i) Term SOFR for the Interest Period then in effect plus the Applicable Margin or (ii) solely during and upon the occurrence of a Benchmark Transition Event, the ABR plus the Applicable Margin (collectively, the “Interest Rate”).

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall increase (i) automatically, in the case of any Event of Default under Section 11.01(a), 11.01(b) or 11.01(h) and (ii) upon the request of the Majority Lenders, in the case of any other Event of Default, by [***] per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”); provided that, with respect to the preceding clause (ii), the Majority Lenders may impose the Default Rate retroactively to the occurrence of such Event of Default. If any Obligation (including, without limitation, fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date applicable thereto in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid) or in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor; provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand by the Administrative Agent.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.03. Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole, but not in part, the outstanding principal amount of the Loans (i.e., both the Tranche A-1 Term Loans and the Tranche A-2 Term Loans) on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid together with any breakage costs that may be owing pursuant to Section 5.02, (C) any applicable Yield Protection Premium and (D) the Exit Fee and other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents (such aggregate amount, the “Prepayment Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than [***] (nor more than [***]) [***] prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid, the applicable tranche or tranches to be prepaid (if a partial prepayment) and any conditions to prepayment (if applicable).

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(b) Mandatory Prepayments.

(i) Mandatory Prepayments for Casualty Events or Asset Sales. Upon the occurrence of any Casualty Event or any Asset Sale pursuant to Section 9.09(j) and (l) for which the Net Cash Proceeds from such individual Casualty Event or Asset Sale exceeds [***], or which causes the aggregate total of Net Cash Proceeds from all such Casualty Events or Asset Sales to exceed [***], the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid interest on any principal amount of the Loans being prepaid, Exit Fee and, solely with respect to an Asset Sale prepayment, any applicable Yield Protection Premium (collectively, the “Mandatory Prepayment”), which Mandatory Prepayment shall be in an amount equal to [***] percent ([***]%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be; provided that, so long as no Event of Default has occurred and is continuing or shall result therefrom, if, within [***] following the receipt of such Net Cash Proceeds a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or the applicable Subsidiary intends to apply up to [***]of the Net Cash Proceeds from such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, to reinvest in inventory or long-term assets of the Borrower or any of its Subsidiaries (a “Reinvestment”), then up to [***]of such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event are actually applied for such purpose; provided, further, that, if such Casualty Event or Asset Sale occurs with respect to any Obligor, such Reinvestment shall be made in the inventory or long-term assets of an Obligor; provided, further, that, in the event that Net Cash Proceeds have not been so applied within [***] days following the receipt of such Net Cash Proceeds (such applicable period, the “Reinvestment Period”) (or, if the Borrower or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than [***] days following the last day of the Reinvestment Period, [***] days after the expiry of the Reinvestment Period), the Borrower shall no later than the end of such period make a Mandatory Prepayment in an aggregate amount equal to [***] percent ([***]%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event.

(ii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Obligor or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness, other than Indebtedness permitted by Section 9.01, on or after

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the Tranche A-1 Funding Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to [***]% of the cash proceeds received, plus accrued and unpaid interest on the principal amount of the Loans being prepaid plus the Yield Protection Premium, if applicable, and the Exit Fee.

(iii) Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. (New York City time) on a date not less than [***] (or such shorter period agreed by the Administrative Agent) prior to the proposed prepayment date of any mandatory prepayments. Each notice of mandatory prepayment shall specify the proposed prepayment date, the amount of the Mandatory Prepayment, the principal amount to be prepaid and the subsection under which the prepayment is required. Notwithstanding anything in this Section 3.03 to the contrary, any Lender may elect, by written notice to the Administrative Agent no later than 2:00 p.m. (Eastern time), [***] prior to the mandatory prepayment date (or such later time as the Administrative Agent may agree), to decline all or any portion of any mandatory prepayment of its Loans pursuant to this Section 3.03. Any Lender that fails to deliver such notice to the Administrative Agent in the time frame set forth above shall be deemed to have accepted its share of any mandatory prepayment. The aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any general corporate purpose not prohibited by this Agreement.

(c) [Reserved].

(d) Yield Protection Premium. Without limiting the foregoing, whenever the Yield Protection Premium is in effect and payable pursuant to the terms hereof or any other Loan Document, such Yield Protection Premium shall be payable on each payment or prepayment (excluding mandatory prepayments in connection with a Casualty Event) of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise.

(e) Prepayments. All payment and prepayments shall be accompanied by accrued interest to the extent required by Section 3.02, any breakage costs that may be owing pursuant to Section 5.02, the Exit Fee and, if applicable, the Yield Protection Premium.

(f) Repatriation. Notwithstanding the foregoing terms of Section 3.03(b)(i), to the extent any or all of the Net Cash Proceeds of any Asset Sale by, or receipt of the Net Cash Proceeds of any Casualty Event by, a Subsidiary that is a CFC or CFC Holding Company otherwise giving rise to a prepayment pursuant to Section 3.03(b)(i), is prohibited by any applicable local requirements of Law from being repatriated to the Borrower or any Subsidiary that is a Domestic Subsidiary including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning), the Borrower and its

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Subsidiaries shall take all commercially reasonable actions available under local Law to permit such Repatriation; provided that, if and to the extent any such Repatriation ceases to be prohibited, restricted or delayed by applicable local requirements of Law at any time following the date on which the applicable mandatory prepayment pursuant to Section 3.03(b)(i) was otherwise required to be made, the Borrower shall promptly pay such previously prohibited, restricted or delayed amounts to the Lenders, which payment shall be applied in accordance with this Section 3.03.

3.04. Commitment Termination. Each Applicable Commitment shall terminate automatically without further action upon the earliest of (i) the making by the Lenders of the Loans to which such Applicable Commitment relates on the Applicable Funding Date, (ii) the last day of the Applicable Availability Period and (iii) the acceleration of the Loans hereunder. The Borrower shall have the right at any time or from time to time to terminate in full (but not in part) all of the then outstanding Tranche A-2 Commitments; provided that the Borrower shall give the Lender and the Administrative Agent at least [***] notice of each such termination. For the avoidance of doubt, the Borrower shall not have the right to voluntarily terminate the Tranche A-1 Commitments. Any notice of termination of the Tranche A-2 Commitments delivered pursuant to this Section 3.04 may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of termination may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied. The termination of the Tranche A-2 Commitments shall be permanent. For the avoidance of doubt, if the Taletrectinib Sale is achieved within the Tranche A-2 Availability Period and the Borrower fails to submit a Borrowing Notice prior to the last day of the Tranche A-2 Availability Period, the Tranche A-2 Commitments shall automatically terminate without further action of any party hereto.

3.05. Exit Fee. Upon any payment, termination, cancellation, distribution under a plan pursuant to the United States Bankruptcy Code (or any equivalent laws or regulations in any other jurisdiction) on account of the outstanding principal of, redemption, repayment or prepayment of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, including as a result of the commencement of any Insolvency Proceeding, the Borrower shall pay to each of the Lenders for its own account a fee equal to [***]% of the aggregate principal amount of such Loans to be paid or prepaid (the “Exit Fee”). The Exit Fee shall be earned, due and payable immediately upon any such payment, termination, cancellation, distribution, redemption, repayment or prepayment, and shall be in addition to any accrued and unpaid interest, reimbursement obligations, Yield Protection Premium or other amounts payable in connection therewith.

3.06. Original Issue Discount. The Borrower and the Lenders acknowledge that the Loans will be treated as issued with original issue discount for U.S. federal tax purposes, within the meaning

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

of Section 1273 of the Code, as set forth in the Fee Letter. The issue price, amount of original issue discount, issue date and yield to maturity for the Loans may be obtained by submitting a written request for such information to the Borrower care of Chief Financial Officer at [***] (which request shall also be sent via email to [***]).

Section 4.
Payments, Etc.

4.01. Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and continuance of an Event of Default, all payments shall be applied as follows:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03, any Yield Protection Premium and any Exit Fees) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (B) payable to them;

(C) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (C) payable to them;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(D) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E) fifth, in reduction of any other Obligation then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02. Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

4.03. Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.08 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then:

(i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

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Section 5.
Yield Protection, Taxes, Etc.

5.01. Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender, within [***] of receipt of the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender, within [***] of receipt of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.01 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02. Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within [***] days after receipt thereof.

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5.03. Taxes.

(a) Defined Terms. For purposes of this Section 5.03, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within [***] days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(f) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within [***] days after demand therefor, for (i) any Indemnified Taxes

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), 5.03(g)(ii)(B), and 5.03(g)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable

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request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) The parties hereto hereby agree that for U.S. federal and applicable state and local income Tax purposes the transactions contemplated by this Agreement will not be aggregated with the Revenue Interest Financing under Treas. Reg. Section 1.1275-2(c).

5.04. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If any Lender requests compensation pursuant to Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03,

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and such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender, then the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.05(b) (other than such Lender’s consent)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) the Borrower shall have provided all of the documentation and information in accordance with Section 14.05(b); (ii) such Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, (B) accrued interest thereon, (C) accrued fees, (D) any Yield Protection Premium and any Exit Fees, as applicable and (E) all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Law. No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.05. Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 6.
Conditions

6.01. Conditions to the Closing Date. The occurrence of the Closing Date is subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.01 subject, in each case, to Section 8.19:

(a) Loan Documents. The Administrative Agent shall have received each Loan Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent (which may be delivered by facsimile or other electronic means for the purposes of satisfying this clause (a) on the Closing Date) and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

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(b) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate in its jurisdiction of organization or incorporation and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions and, in relation to the Cayman Guarantor, a resolution of its shareholders authorizing the execution, delivery and performance of the Guaranty;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person;

(iii) the full force and validity of each Organic Document of such Person and copies thereof; and

(iv) in relation to the Cayman Guarantor, the full force and validity of its statutory registers (including as applicable its Register of Members, Register of Directors and Officers, and its Register of Mortgages and Charges);

upon which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(c) Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(d) Financial Information, Etc. The Administrative Agent shall have received, or such information shall be publicly available on “EDGAR,” the (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024 and (ii) consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter and the 9-month period ended September 30, 2024.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(e) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Security Documents. The Administrative Agent shall have received (i) the Security Agreement and the Cayman Security Document in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by each Obligor and (ii) all documents (including share certificates, transfers and stock transfer forms or certificates, notices, proxies or powers of attorney, directors letters of resignation and authorization, undertakings, deeds, letters, resolutions or any other instruments) required to be delivered or filed under the Security Documents and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Documents to be effected, given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Documents, including:

(i) delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged and so delivered under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent and the Lenders in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(iv) all applicable Short-Form IP Security Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor; and

(v) the Intercompany Subordination Agreement or such other subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

(g) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(h) Opinions of Counsel. The Administrative Agent shall have received a duly executed legal opinion of counsel to the Obligors in each applicable jurisdiction of organization dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

(i) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(j) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account, all fees, costs and expenses due and payable to it pursuant to the Fee Letter and Section 14.03 (and subject to the limitations and cap set forth therein), including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses), in each case, (A) to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least one (1) Business Day prior to the Closing Date.

(k) Material Adverse Change. Since December 31, 2024, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change, both before and after giving effect to the Loans to be made on the Closing Date.

(l) Know Your Customer. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws, and a duly executed W-9 (or other applicable tax form) of the Borrower.

(m) No Default. No event shall have occurred or be continuing that would constitute a Default or Event of Default.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(n) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(o) Minimum Liquidity. The Administrative Agent shall have received written evidence reasonably satisfactory to it that, as of the Closing Date, the Borrower is in compliance with Section 10.01.

(p) Litigation. There shall be no material pending or threatened (in writing) litigation or other proceedings (private or governmental) with respect to any Obligor or any such Subsidiaries (i) which pertain to the Transactions or (ii) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except any such litigation or proceeding previously disclosed and acceptable to the Administrative Agent in its sole discretion.

(q) Beneficial Ownership Certificate. To the extent requested by any Lender or the Administrative Agent, the Borrower shall have provided to such Lender and the Administrative Agent all documentation and other information so requested, including a duly executed W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

6.02. Conditions to the Borrowing of Tranche A-1 Loans. The obligation of each Lender to make the Tranche A-1 Terms Loans shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.02:

(a) Tranche A-1 Funding Condition and Certificate. The Tranche A-1 Funding Condition shall have been satisfied and the Administrative Agent shall have received a Funding Date Certificate during the Tranche A-1 Availability Period, dated as of the Tranche A-1 Funding Date, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.05 for the Loans made on such Tranche A-1 Funding Date duly executed and delivered by a Responsible Officer of the Borrower.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(c) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer of the Borrower, dated as of the Tranche A-1 Funding Date, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account (i) the upfront fee as set forth in the Fee Letter, which shall be paid by way of the Administrative Agent retaining such amount from the proceeds of the Loan and (ii) all fees, costs and expenses due and payable to it on or prior to the Tranche A-1 Funding Date pursuant to the Fee Letter and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least one (1) Business Day prior to the Tranche A-1 Funding Date.

(e) Material Adverse Change. Since December 31, 2024, no event, circumstance or change shall have occurred that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change, both before and after giving effect to the Loans to be made on the Tranche A-1 Funding Date.

(f) No Default. No event shall have occurred or be continuing or would result from the making of the Loans on the Tranche A-1 Funding Date that would constitute a Default or Event of Default.

(g) Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Tranche A-1 Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. The Borrower shall have delivered to the Administrative Agent updated copies of Schedules 7.06(c), 7.12, 7.16, 7.17 and 7.23, to the extent required to satisfy the foregoing requirements set forth in this Section 6.02(g).

(h) Minimum Liquidity. The Administrative Agent shall have received written evidence reasonably satisfactory to it that, as of the Tranche A-1 Funding Date, the Borrower is in compliance with Section 10.01.

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6.03. Conditions to the Borrowing of Tranche A-2 Loans. The obligation of each Lender to make the Tranche A-2 Terms Loans shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02 and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.03:

(a) Tranche A-2 Funding Condition and Certificate. The Tranche A-2 Funding Condition shall have been satisfied and the Administrative Agent shall have received a Funding Date Certificate during the Tranche A-2 Availability Period, dated as of the Tranche A-2 Funding Date, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.05 for the Loans made on such Tranche A-2 Funding Date duly executed and delivered by a Responsible Officer of the Borrower.

(c) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer of the Borrower, dated as of the Tranche A-2 Funding Date, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account (i) the upfront fee as set forth in the Fee Letter, which shall be paid by way of the Administrative Agent retaining such amount from the proceeds of the Loan and (ii) all fees, costs and expenses due and payable to it on or prior to the Tranche A-2 Funding Date pursuant to the Fee Letter and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least one (1) Business Day prior to the Tranche A-2 Funding Date.

(e) Material Adverse Change. Since December 31, 2024, no event, circumstance or change shall have occurred that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change, both before and after giving effect to the Loans to be made on the Tranche A-2 Funding Date.

(f) No Default. No event shall have occurred or be continuing or would result from the making of the Loans on the Tranche A-2 Funding Date that would constitute a Default or Event of Default.

(g) Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to

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Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Tranche A-2 Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. The Borrower shall have delivered to the Administrative Agent updated copies of Schedules 7.06(c), 7.12, 7.16, 7.17 and 7.23, to the extent required to satisfy the foregoing requirements set forth in this Section 6.03(g).

(h) Minimum Liquidity. The Administrative Agent shall have received written evidence reasonably satisfactory to it that, as of the Tranche A-2 Funding Date, the Borrower is in compliance with Section 10.01.

Section 7.
Representations and Warranties

The Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender on the Closing Date and each Bringdown Date, as set forth below:

7.01. Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized or incorporated (as applicable) and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02. Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i)

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bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03. Governmental and Other Approvals; No Conflicts. None of the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party or the consummation by each Obligor of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and (z) filings required under applicable securities laws, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04. Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (who shall forward to the Lenders) consolidated financial statements required to be delivered pursuant to this Agreement. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject (in the case of financial statements delivered pursuant to Section 6.01(d)(ii)) to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a).

(b) No Material Adverse Change. Since [***], no event, circumstance or change has occurred that has caused or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change.

7.05. Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, or license to, all its real and personal property material to its business, including all properties and assets, whether tangible or intangible, necessary or required with respect to its Products or Product Commercialization and Development

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Activities and all Material Intellectual Property, subject only to Permitted Liens and except for defects in title that (i) do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Commercialization and Development Activities with respect to Taletrectinib in any material respect.

(b) Intellectual Property.

(i) Except as set forth in Schedule 7.05(b)(i),

(A) the Obligors are the sole and exclusive legal and beneficial owners of all right, title and interest in and to all Material Intellectual Property, in each case, that is owned or purported to be owned by such Obligor, free and clear of:

(1) any Claims that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to Taletrectinib, or

(2) any Liens other than Permitted Liens; and

(B) the Obligors own or have sufficient and valid rights to use all Material Intellectual Property required or necessary to conduct the businesses of the Borrower and its Subsidiaries as currently conducted and planned to be conducted, including the Product Commercialization and Development Activities with respect to Taletrectinib (other than Material Intellectual Property solely related to the Product Commercialization and Development Activities with respect to Taletrectinib exclusive to the territorial jurisdiction of the Peoples’ Republic of China).

(ii) Without limiting Section 7.05(b)(i), and except as set forth in Schedule 7.05(b)(ii):

(A) other than (1) customary restrictions in in-bound licenses of Material Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted by Section 9.09, there are no judgments, licenses, covenants not to sue, grants, Liens (other than Permitted Liens), or other Claims, agreements or arrangements relating to any Material Intellectual Property, which materially restrict Borrower or any of its Subsidiaries with respect to its use, enforcement, or other exploitation of any Material Intellectual Property in connection with such

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Person’s Product Commercialization and Development Activities with respect to Taletrectinib (other than such judgments, licenses, covenants not to sue, grants, Liens other Claims which restrict the use, enforcement, other exploitation of Material Intellectual Property solely related to the Product Commercialization and Development Activities with respect to Taletrectinib exclusive to the territorial jurisdiction of the Peoples’ Republic of China);

(B) the operation and conduct of the business of the Borrower or any of its Subsidiaries as currently conducted or as proposed to be conducted, including the exploitation of Material Intellectual Property in such Person’s Ordinary Course or in connection with the proposed commercialization of Taletrectinib (other than solely related to the exploitation of Intellectual Property in connection with the commercialization of Taletrectinib exclusive to the territorial jurisdiction of the Peoples’ Republic of China) does not violate, infringe or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person in any material respect;

(C) (1) there are no pending Claims, or Claims threatened in writing, against Borrower or any of its Subsidiaries asserted by any other Person relating to any of such Person’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, or violation of such Person’s Intellectual Property, in each case which are material in any respect; and (2) neither Borrower nor any of its Subsidiaries has received any notice from, or Claim by, any Person that the operation and conduct of the business of the Borrower or any of its Subsidiaries (including their exploitation of Material Intellectual Property), or any Product Commercialization and Development Activities with respect to Taletrectinib (other than Claims solely related to the Product Commercialization and development Activities with respect to Taletrectinib exclusive to the territorial jurisdiction of the Peoples’ Republic of China), infringes upon, violates or constitutes a misappropriation of, any Intellectual Property of any other Person;

(D) to the knowledge of the Obligors, no Material Intellectual Property is being infringed, violated or misappropriated by any other Person in any material respect, neither Borrower nor any of its Subsidiaries has put any other Person on notice of such actual or potential infringement, violation or misappropriation of any such Material Intellectual Property or initiated the enforcement of any Claim with respect to any such Material Intellectual Property;

(E) to the knowledge of the Obligors, all current and former employees and contractors that have developed Material Intellectual Property for or on behalf

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of Borrower or any of its Subsidiaries have executed written confidentiality and invention assignment Contracts with Borrower or such Subsidiary, as applicable, that irrevocably and presently assign to Borrower or such Subsidiary, as applicable, or its designee all rights of such employees and contractors in or to any such Material Intellectual Property, except as would vest initially in the Obligor or its Subsidiary by operation of Law;

(F) Borrower and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information; and

(G) (1) all maintenance fees, annuities, and the like due or payable on the Patents within the Material Intellectual Property have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or licensor, and (2) all documents and instruments necessary to register or apply for or renew registration of all Patents, Trademarks and Copyrights within the Material Intellectual Property have been validly executed, delivered and filed in a timely manner with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case, which would not reasonably be expected to result in (x) a Material Adverse Event or (y) a material adverse effect on Product Commercialization and Development Activities with respect to Taletrectinib.

(iii) With respect to Material Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b)(iii), and without limiting the representations and warranties in Section 7.05(b)(i) and Section 7.05(b)(ii):

(A) to the knowledge of the Obligors, each of the issued claims in such Patents is valid and enforceable, and, neither Borrower nor any of its Subsidiaries has received any notice asserting that any such Patent or any issued claims therein is invalid or unenforceable;

(B) subsequent to the issuance of such Patents, neither Borrower nor any of its Subsidiaries or, to the knowledge of the Obligors, any of its predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(C) to the knowledge of the Obligors, (1) no allowable or allowed subject matter of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any

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third party or has been the subject of any interference, re-examination, opposition, or any other post-grant proceedings, and (2) there is no basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(D) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid.

(iv) None of the Obligors or any of their respective Subsidiaries is conducting any Product Commercialization and Development Activities with respect to any combination product, including any antibody drug conjugate, or any combination product that otherwise conjugates, combines, or otherwise contains Taletrectinib.

7.06. No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor threatened in writing, with respect to such Obligor or any such Subsidiaries by or before any Governmental Authority or arbitrator that, (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) involves this Agreement or any other Loan Document.

(b) Environmental Matters. Except with respect to any matters that (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect, no Obligor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law in all material respects or to obtain, maintain or comply with any material permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received any material Environmental Claim, or has knowledge that any is threatened, (iv) has entered into any agreement in which such Obligor or any Subsidiary has assumed or undertaken responsibility or obligations of any other person with respect to any Environmental Liability or (v) has knowledge of any basis for any other Environmental Liability.

(c) Labor Matters. No Obligor or any of its Subsidiaries has engaged in unfair labor practices as defined in 29 U.S.C. § §152(8) and 158 of the National Labor Relations Act and there are no pending or threatened in writing labor actions, disputes, grievances, arbitration proceedings, or similar Claims or actions involving the employees of any Obligor or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect. There are no strike or work stoppages in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organizing activity is taking place, in each case, that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.06(c) (as such

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schedule may be updated on any Bringdown Date), there are no collective bargaining agreements covering employees of any Obligor or any of its Subsidiaries.

7.07. Compliance with Laws and Agreements.

(a) Each Obligor is in compliance with all Laws and all Contracts binding upon it or its property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. The Obligors and their Subsidiaries are, and all Product Commercialization and Development Activities of such Persons are being conducted in compliance with all applicable Healthcare Laws (i) as of the Closing Date, in all material respects and (ii) as of the each Bringdown Date, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to Taletrectinib.

(b) To the knowledge of the Obligors, any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to the Borrower, any other Obligor or any Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in the Borrower, any other Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Obligor, nor any of its Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in the Borrower, any other Obligor or any such Subsidiary, except to the extent such arrangement fully complies with an available exception or safe harbor to the Federal Anti-Kickback Statute, the Stark Law and all other applicable anti-kickback and self-referral laws.

(c) Without limiting the generality of the foregoing:

(i) Except where the failure to do so could not reasonably be expected to have any Material Adverse Effect or material adverse effect on any Product Commercialization and Development Activities with respect to Taletrectinib, to the knowledge of the Obligors, (a) each transaction with a Referral Source complies with the Federal Anti-Kickback Statute, the Stark Law and all other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (b) the transactions between the Borrower or any of its Subsidiaries and each Referral Source reflect fair market value, have commercially reasonable terms, and

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were negotiated in an Arm’s Length Transaction; and (c) the Borrower and its Subsidiaries do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Obligor or any of its Subsidiaries; and

(ii) each Obligor and each of its Subsidiaries shall have implemented prior to the date that is one hundred and eighty (180) days following FDA Approval policies and procedures to monitor, collect, and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance, in all material respects, with industry standards and the Physician Payments Sunshine Act and their implementing regulations and state disclosure and transparency laws.

7.08. Taxes. Except as set forth on Schedule 7.08, each Obligor and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have an Material Adverse Effect.

7.09. Full Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Obligors or any of their Subsidiaries to the Administrative Agent (on behalf of itself and the Lenders) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished by or on behalf of the Obligors or any of their Subsidiaries, and Borrower’s filings publicly available on “EDGAR”) contains when furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries, including whether or not the Borrower will receive FDA Approval, and that actual results during the period or periods covered thereby may differ significantly from such projected results and that the differences may be material. Except as set forth in the Schedules to this Agreement, and made available to the Administrative Agent at least two (2) Business Days prior to the date of this Agreement, or as disclosed by the Borrower in writing to the Administrative Agent at least two (2) Business Days prior to the date of this Agreement, the Borrower has no knowledge of any fact or circumstance (other than general

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economic or industry conditions) that could reasonably be expected to (a) have a Material Adverse Effect, or (b) materially and adversely affect Taletrectinib or the Product Commercialization and Development Activities with respect to Taletrectinib, including the receipt of Regulatory Approval and the proposed commercialization of Taletrectinib following receipt of Regulatory Approval.

7.10. Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, to buy or carry any Margin Stock, to extend credit to others for the purpose of buying or carrying any Margin Stock, or in any way that is in violation of Regulation T, U or X.

7.11. Solvency. The Obligors, on a consolidated basis, are (a) on the Closing Date, immediately after giving effect to the consummation of the relevant Transactions, and (b) on each Applicable Funding Date, immediately after giving effect to the making of the relevant Loans, the use of proceeds thereof, and the consummation of the relevant Transactions, in each case, will be, Solvent.

7.12. Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower (as such schedule may be updated on any Bringdown Date). Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in said Schedule 7.12.

7.13. [Reserved].

7.14. Material Agreements. Except as set forth on Schedule 7.14, no Obligor nor any of its Subsidiaries is in material default or breach under any Material Agreement, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any material default or breach of any such Material Agreement or (ii) any material default or breach by any party to any such Material Agreement.

7.15. Restrictive Agreements. Except as set forth in Schedule 7.15, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 7.16, (ii) restrictions and conditions imposed by Law or by this Agreement, (iii) any stockholder agreement, shareholder agreement, charter, by-laws,

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memorandum and articles of association, or other organizational documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

7.16. Real Property. Schedule 7.16 correctly sets forth all real property that is owned or leased by the Obligors (as such schedule may be updated on any Bringdown Date), indicating in each case whether the respective property is owned or leased, the identity of the owner and lessee (if applicable) and the location of the respective property. Except as set forth in Schedule 7.16 (as such schedule may be updated on any Bringdown Date), no Obligor owns or leases (as tenant thereof) any real property as of the Closing Date.

7.17. Pension Matters. Schedule 7.17 sets forth (as such schedule may be updated on any Bringdown Date), a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans. Each Qualified Plan, and each trust thereunder, has received a favorable determination or may rely upon an opinion letter for a prototype plan letter from the IRS and, as of the date of this Agreement, to the knowledge of the Obligors, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event has occurred or is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. No Title IV Plan has any Unfunded Pension Liability.

7.18. Regulatory Approvals.

(a) Each Obligor and each of its Subsidiaries holds, either directly or through licensees and agents, all Product Authorizations necessary or required for the Borrower and each of its Subsidiaries to conduct, in all material respects, their respective operations and businesses as currently conducted and planned to be conducted, including its material Product Commercialization and Development Activities with respect to Taletrectinib as currently conducted and planned to be conducted.

(b) No Obligor nor its Subsidiaries has received any written notice from the FDA or any Governmental Authority that (i) it is considering suspending, revoking or materially limiting or delaying any Material Product Authorization or (ii) it is not likely to approve any applications

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made to such Governmental Authority with respect to any of the Products. To the knowledge of the Obligors, the Obligors and their Subsidiaries have made all required notices, registrations and reports (including field alerts or other reports of adverse drug experiences) and other filings with respect to Taletrectinib and its Product Commercialization and Development Activities with respect to Taletrectinib, in each case, which are material.

(c) Except as set forth on Schedule 7.18(c), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, clinical holds, warning letters, untitled letters or notices or similar documents with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib from any Regulatory Authority within the last [***] that asserts material lack of compliance with any applicable Healthcare Laws or Material Product Authorizations; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any material notification from any Regulatory Authority within the last [***], asserting that Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib lacks a Material Product Authorization; (iii) to the knowledge of the Obligors there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or any of their respective suppliers, manufacturers, licensors or licensees with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib, and, to the knowledge of any Obligor, there is no basis in fact for any material adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers, manufacturers, agents, licensors or licensees with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib; and (iv) without limiting the foregoing, (A)(1) there have been no material product recalls, safety alerts, corrections, withdrawals, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib within the last [***], (2) no such product recall, safety alert, correction, withdrawal, removal or the like has been requested, demanded or ordered by any Regulatory Authority with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib within the last [***], and, to the knowledge of any Obligor, there is no basis in fact for the issuance of any such product recall, safety alert, correction, withdrawal, removal or the like with respect to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last [***] with respect to Taletrectinib or any Product Commercialization and

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Development Activities with respect to Taletrectinib, and there are no consent decrees (including plea agreements) that relate to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib, and, to the knowledge of each Obligor, there is no basis in fact for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to Taletrectinib or any Product Commercialization and Development Activities with respect to Taletrectinib or for the issuance of any consent decree. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensees or licensors, is employing or utilizing the services of any individual, in connection with Product Commercialization and Development Activities with respect to Taletrectinib, who has been debarred from any federal healthcare program, which could reasonably be expect to have a Material Adverse Effect or a material adverse effect on the Product Commercialization and Development Activities with respect to Taletrectinib.

(d) None of the officers or directors, or to the knowledge of the Obligor or Subsidiary, employees or affiliates of the Obligor or Subsidiary or any agent or consultant has (x) made an untrue statement of material fact or fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to a Governmental Authority; or (y) committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

7.19. [Reserved].

7.20. OFAC; Anti-Terrorism Laws.

(a) Neither the Borrower nor any of its Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of the Borrower, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in

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violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

7.21. Anti-Corruption. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees, directly or indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

7.22. Priority of Obligations. The Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.23. Royalty and Other Payments. Except for the Revenue Interest Financing or as set forth on Schedule 7.23 (as such schedule may be updated on any Bringdown Date), no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment or any other contingent payment in respect of Taletrectinib.

7.24. Non-Competes. Neither the Borrower, any other Obligor, nor any of their respective Subsidiaries, nor any of their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere in any material respect with any of the Product Commercialization and Development Activities with respect to Taletrectinib.

7.25. Reimbursement from Medical Reimbursement Programs. There is no investigation, audit, claim review, or other action pending with respect to any Obligor of which the Obligor has received written or oral notice or, to the knowledge of the Obligors, threatened in writing which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number issued to any Obligor or result in the exclusion of any Obligor from Medicare or Medicaid, nor is there any action pending of which the Obligor has received written or oral notice or, to the knowledge of the Obligors, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to such Obligor’s business that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on any of the Product Commercialization and Development Activities with respect to Taletrectinib.

7.26. Excluded Subsidiary Assets. Set forth on Schedule 7.26 is a complete and correct list, as of the Closing Date, of all Intellectual Property, Product Authorizations (other than Product Authorizations exclusive to the territorial jurisdiction of the Peoples’ Republic of China) and financial assets of the Excluded Subsidiaries that would otherwise constitute Collateral under this Agreement.

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Section 8.
Affirmative Covenants

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

8.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in all material respects in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that (x) such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) shall be deemed furnished on the date that such documents are publicly available on (A) “EDGAR” or the (B) Borrower’s website (https://www.nuvationbio.com); provided that the Borrower shall give notice of any such posting pursuant to clause (B) to the Administrative Agent (who shall then give notice of any such posting to the Lenders), in each case, with the related certificate separately delivered;

(b) within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in all material respects in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or emphasis of matter of going concern footnote or any qualification or exception as to the scope of such audit, and in the case of such consolidated

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financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on (A) “EDGAR” or (B) the Borrower’s website (https://www.nuvationbio.com); provided that the Borrower shall give notice of any such posting pursuant to clause (B) to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided, further, that any such report shall not be considered qualified due to the inclusion of a qualification, exception or an emphasis of matter paragraph in the audit opinion based on the impending maturity date of any Indebtedness permitted under Section 9.01 within 15 months of the date of such report, the prospective breach of any financial covenant hereunder or liquidity issues due to ordinary course liabilities;

(c) together with the financial statements required pursuant to Section 8.01(a) and (b), a compliance certificate signed by a Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including email (but not fax) and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07 or Section 7.18 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate. For the avoidance of doubt, no representation or warranty contained in Section 7.07 or Section 7.18 is required to be, shall be or shall be deemed to be made in connection with a delivery of any Compliance Certificate;

(d) after being prepared by the Borrower and approved by its Board, and promptly following the Administrative Agent’s request therefor, a consolidated budget for the Borrower and its Subsidiaries for the fiscal year to which such budget relates; provided that, for each fiscal year, on or before the [***]day following the beginning of such fiscal year, the Borrower shall prepare, and its Board shall approve such consolidated budget for such fiscal year, and the Borrower shall notify the Administrative Agent promptly after the Board has given such approval;

(e) copies of all press releases (other than any press release that is immaterial, routine or administrative in nature); provided that documents required to be furnished pursuant to this Section 8.01(e) shall be deemed furnished on the date that such documents are publicly available on (i) “EDGAR” or (ii) the Borrower’s website (https://www.nuvationbio.com);

(f) within [***] after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible

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investigation or other inquiry by such agency regarding financial or other operational results of such Obligor, in each case, excluding any investigation or inquiry that is immaterial, routine or administrative in nature; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on (i) “EDGAR” or (ii) the Borrower’s website (https://www.nuvationbio.com);

(g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of each Obligor and its Subsidiaries (other than any report or any communication that is immaterial, routine or administrative in nature), and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on (i) “EDGAR” or (ii) the Borrower’s website (https://www.nuvationbio.com);

(h) the information regarding insurance maintained by the Borrower and its Subsidiaries as and when required under Section 8.05;

(i) within [***] after the Borrower obtains knowledge of any Claim related to any Product or inventory involving more than [***] (or the Equivalent Amount in other currencies), written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim;

(j) as soon as possible and in any event within [***] after the end of each fiscal month (i) a certification from the chief financial officer (or other Responsible Officer in a similar financial role) that the Borrower has complied with the minimum liquidity requirement set forth in Section 10.01 at all times during such fiscal month and (ii) upon the request of the Administrative Agent, the Borrower will provide reasonable back-up evidence with respect thereto; provided the forgoing shall only be required if the Compliance Certificate last delivered pursuant to Section 8.01(c) does not include a certification that cash and Permitted Cash Equivalent Investments maintained in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent and Liens permitted under Section 9.02(i) and (u), equals or exceeds [***]; and

(k) together with the financial statements required pursuant to Section 8.01(a) and (b), (i) a copy of any new Material Agreement entered during the fiscal period covered by such financial statements; provided that documents required to be furnished pursuant to this Section (k)(i) shall be deemed furnished on the date that such documents are publicly available on (x)

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“EDGAR” or (y) the Borrower’s website (https://www.nuvationbio.com) and (ii) notice as to the creation, development or other acquisition (including any in-bound exclusive licenses) of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date that is registered or becomes registered or the subject of an application for registration with any Governmental Authority; and

(l) such other information respecting the businesses, financial performance, operations condition of the assets or liabilities of the Obligors (including with respect to the Collateral), taken as a whole, as the Administrative Agent may from time to time reasonably request.

8.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following (x) with respect to clause (a) below within [***] of and (y) with respect to clause (b) through (m) below, within [***], in each case, after a Responsible Officer of the Borrower first learns of or acquires knowledge (after reasonable due inquiry) with respect to:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any event or any series of related events with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss of [***] individually or [***] or more, in the aggregate (or the Equivalent Amount in other currencies);

(c) (i) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in Material Environmental Liability, and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority and that would reasonably be expected to result in Material Environmental Liability;

(d) the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws, in each case, which could reasonably be expected to result in a Material Environmental Liability;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(f) (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of

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any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(g) (i) the termination of any Material Agreement other than in accordance with its terms and not as a result of a breach or default, (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of a material breach or default under any Material Agreement (and a copy thereof) asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement, or (iii) any material amendment to a Material Agreement that would be adverse in any material respect to the Lenders (and a copy thereof); provided, that the Borrower shall not be required to provide such notice if such documents become publicly available on (A) “EDGAR” or (B) the Borrower’s website (https://www.nuvationbio.com) within the time period notice would otherwise be required pursuant to this Section 8.02;

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries (other than as required under GAAP);

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that could reasonably be expected to result in a Material Adverse Effect;

(j) any licensing agreement or arrangement entered into by the Borrower or any of its Subsidiaries in connection with any material Claim of violation, infringement or misappropriation (or alleged violation, infringement or misappropriation) of Intellectual Property by or against the Borrower or any of its Subsidiaries;

(k) any written notice or other written communication from the FDA that the FDA (i) will not approve, or will materially delay the approval of, any NDA submitted to the FDA with respect to Taletrectinib or (ii) intends to take any action to revoke, withdraw, suspend, cancel, materially limit, terminate or make any material adverse modification of any Marketing Authorization for Taletrectinib;

(l) any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change;

(m) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(n) any written Claim by any Person that the conduct of any Obligor’s (or any Subsidiary thereof) business, including the development, manufacture, use, sale or other

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commercialization of any Product, infringes any Intellectual Property of such Person, except to the extent any such Claim would not reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

8.03. Existence. Such Obligor shall, and shall cause each of its Material Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03 or any Asset Sale permitted under Section 9.09.

8.04. Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries not constituting a Permitted Lien, except to the extent such Taxes, fees, assessments or governmental charges or levies or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05. Insurance.

(a) Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including commercial property, liability (including product liability on or prior to the Taletrectinib Sale) and business interruption coverage.

(b) Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect.

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(c) Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to Section 8.05(a) or otherwise to obtain similar insurance in place of such policies, in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

(d) Such Obligor shall cause each such policy of insurance (with respect to each such policy outstanding as of the Closing Date, within the time period set forth in Section 8.19) to (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy (including business interruption, if any) contain a lender loss payable clause or endorsement naming the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder and providing for at least [***] days’ prior written notice to the Administrative Agent ([***] days’ prior written notice in the event of cancellation for nonpayment) of any material modification or cancellation of such policy, and otherwise reasonably satisfactory in form and substance to the Administrative Agent.

8.06. Books and Records; Inspection Rights; Lender Calls. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion), during normal business hours (but not more often than once per calendar year in total for all such visits and inspections unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. Notwithstanding anything to the contrary contained herein or any other provision of the Loan Documents, no Obligor nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any binding confidentiality agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (iii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or

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forfeited if disclosed to the Administrative Agent or any Lender. The Borrower shall pay all reasonable and documented costs of all such inspections.

At the request of the Administrative Agent, on a date to be mutually agreed upon by the Borrower and the Administrative Agent (a “Quarterly Lender Call Date”) following the end of each fiscal quarter, commencing with the delivery of information with respect to the fiscal quarter ending March 31, 2025, the Borrower will hold a conference call (at a time mutually agreed upon by the Borrower and the Administrative Agent but, in any event, no earlier than the Business Day following the delivery of applicable financial information pursuant to Sections 8.01(a) or (b) above) with all Lenders who choose to attend such conference call, at which conference call shall be reviewed the financial results of the previous fiscal quarter.

8.07. Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply with all Laws (including Anti-Terrorism Laws, Sanctions and Environmental Laws) applicable to it and its business activities, (ii) comply with all Healthcare Laws and Governmental Approvals (including Product Authorizations) applicable to it and its business activities and (iii) maintain in full force and effect, remain in compliance with, and perform all obligations under all Material Agreement to which it is a party, except, in the case of clauses (i), (ii) and (iii) above, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Prior to the earlier of (x) the funding of the Tranche A-1 Term Loans and (y) the date that is [***] days after the Closing Date, each Obligor shall institute (if not already in effect) and thereafter maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

8.08. Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, including all assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities, necessary or useful in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.09. Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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8.10. [Reserved].

8.11. Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.06. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors, etc. Subject to clause (c) below and other than with respect to any Excluded Subsidiary, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Material Subsidiary or any Immaterial Subsidiary shall become a Material Subsidiary, the Borrower shall, within [***] calendar days in the case of a Domestic Subsidiary and within [***] calendar days in the case of a Foreign Subsidiary:

(i) cause such Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement (and in the case of any Foreign Subsidiary executing and delivering such applicable local law documents as shall be reasonably necessary or desirable) and a “Grantor” under the applicable Security Documents;

(ii) take such action or cause such Subsidiary to take such action (including, but not limited to, executing and delivering the applicable Security Documents or acceding to or joining any existing Security Documents, delivering (where applicable) shares of stock together with undated transfer powers executed in blank, executing and delivering applicable control agreements, notices and other instruments required under the Security Documents, making any required filings or registrations and, in the case of any Foreign Subsidiary, executing and delivering such applicable local law surety documents or notices and making such notations as required under the Security Documents) as shall be reasonably necessary or desirable or reasonably requested by the Administrative Agent in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (subject only to Permitted Liens), on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder as and when required by the terms of the Security Documents; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and the Intercompany Subordination Agreement;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or other relevant Security Documents or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the applicable Security Documents and this Agreement, cause the parent (if possible) of such Subsidiary to execute

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and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued shares of such Subsidiary;

(iv) deliver such proof of corporate action, incumbency of officers, legal opinions and other applicable documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall reasonably request; and

(v) cause each new Subsidiary to become a party to the Intercompany Subordination Agreement.

(b) Further Assurances. Subject to clause (c) below:

(i) such Obligor will take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Documents; and

(ii) in the event that such Obligor acquires Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the Security Documents shall and hereby does automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition; and

(iii) without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including, but not limited to, executing and delivering the applicable Security Documents or acceding to or joining any existing Security Documents, delivering (where applicable) shares of stock together with undated transfer powers executed in blank, executing and delivering applicable control agreements, notices and other instruments required under the Security Documents, making any required filings or registrations and, in the case of any Subsidiary organized or incorporated outside the United States, executing and delivering such applicable local law surety documents or notices and making such notations as required under the Security Documents) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected first priority security interests and Liens in substantially all of the personal property (other than Excluded Assets) of such Obligor as collateral security for the Obligations as and when required by the terms of the applicable Security Documents; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset,

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upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof. Notwithstanding the foregoing, no Obligor will be required to make any filings or recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents in any Intellectual Property, other than filings or recordings to perfect or make enforceable any security interests in the Specified Jurisdictions (where applicable).

(iv) promptly (and in any event within [***]) following the acquisition by any Obligor following the Closing Date of any fee interest in real property having a value in excess of [***], such Obligor shall notify Administrative Agent of such fact and shall, if so requested by Administrative Agent, within [***] days following such request by Administrative Agent (or such longer period as agreed by Administrative Agent in its reasonable discretion), with respect to any such owned real property, deliver or cause to be delivered to Administrative Agent the following (collectively, “Mortgage Deliverables”): (A) a mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Administrative Agent, executed by the title holder thereof and recorded in the applicable jurisdiction, granting Administrative Agent, on behalf of the Lenders, a first priority Lien on the fee interest in such real property, (B) a lender’s title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent in form and substance and in amounts reasonably satisfactory to Administrative Agent insuring Administrative Agent’s, for itself and on behalf of the Lenders’, first priority Lien in the fee interest in such real property, free and clear of all defects and encumbrances except Permitted Liens, (C) a current ALTA survey, certified to Administrative Agent, for itself and on behalf of the Lenders, by a licensed surveyor, in form and substance reasonably satisfactory to Administrative Agent, or survey affidavits sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (D) a certificate, in form and substance reasonably acceptable to Administrative Agent, to Administrative Agent from a national certification agency acceptable to Administrative Agent, indicating whether such real property is located in a special flood hazard area and (E) legal opinions in form and substance reasonably acceptable to Administrative Agent from one or more law firms reasonably acceptable to Administrative Agent opining as to due execution, authority, noncircumvention, recordability, perfection and enforceability of such mortgage or deed of trust; and

(v) subject to Section 8.19(d), in the event that any Subsidiary that is not a Subsidiary Guarantor creates, develops, exclusively licenses, acquires or otherwise becomes the owner of any Intellectual Property (and, for the avoidance of doubt, all data and information with respect thereto), Products or Product Authorizations after the Closing Date, the Obligors shall cause such Subsidiary to assign, convey or transfer (and if

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

assignment is not possible, exclusively license) all legal right, title and interest in such Intellectual Property (and, for the avoidance of doubt, all data and information with respect thereto), Products and Product Authorizations to an Obligor within ten (10) days of the creation, development, licensing, acquisition or obtaining ownership thereof; provided, that Intellectual Property (and related data and information), Product and Product Authorizations exclusive to the territorial jurisdiction of the Peoples’ Republic of China shall not be subject to the requirements of this Section 8.12(b)(v).

(c) Limitations on Certain Obligations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Obligor shall be required to enter into (i) any mortgage, deed of trust or any similar agreement in respect to any fee interest real property having a fair market value of less than [***] or (ii) any leasehold interest, leasehold mortgage or any similar agreement in real property.

8.13. Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien. This provision shall not limit any rights or remedies the Administrative Agent and Lenders have upon the occurrence and during the continuance of an Event of Default.

8.14. Board Materials. The Borrower shall deliver to the Administrative Agent (i) copies of any agenda and other written materials provided to the Board of the Borrower prior to any meeting of the Board on the same day such materials are furnished to the members of the Board or if the written materials are presented at a Board meeting, the date of such Board meeting and (ii) promptly upon presentation of any regular periodic materials to the Board of the Borrower reporting on the current, past or future financial performance and business and operations of the Borrower or any of its Subsidiaries (which shall include, among other things, development updates with respect to Taletrectinib, and updates with respect to material events relating to other Material Agreements), copies of such materials on the same day provided to the Board; provided that any such material may be redacted by the Borrower to (A) exclude information relating to the Borrower’s strategy regarding the Loans or performance or non-performance under the Loan Documents or to matters of conflict of interest to the Administrative Agent or any Lender, (B) exclude information that does not relate to Taletrectinib (other than scientific trade secrets with respect to Taletrectinib), or other information that constitutes non-financial trade secrets or non-financial proprietary information (in each case other than with respect to Taletrectinib), (C) exclude information relating Ordinary Course corporate governance, (D) exclude information relating that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender or (E) protect

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individually identifiable health information (as defined under HIPAA) or other confidential information relating to healthcare patients; provided, further that such redactions are restricted so as to be only as extensive as is reasonably necessary in order to exclude information described in clauses (A) through (E); provided, further that documents required to be furnished pursuant to this Section 8.14 shall be deemed furnished on the date that such documents are posted to the Borrower’s board portal to which the Administrative Agent has been granted access.

8.15. [Reserved].

8.16. Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Commercialization and Development Activities, such Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Material Product Authorizations, Material Agreements, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of the business of Borrower and its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect, (ii) maintain in full force and effect, and pay all costs and expenses relating to, such Regulatory Approvals, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in or necessary for any related Product Commercialization and Development Activities, except as would not be reasonably expected to have a Material Adverse Effect, (iii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any material violation, misappropriation or other infringement by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and use commercially reasonable efforts to stop, curtail or abate such violation, misappropriation or infringement if determined appropriate by the Borrower in the exercise of its business judgment and (iv) except as set forth on Schedule 7.05(b), promptly after obtaining knowledge thereof, notify the Administrative Agent of any Claim by any Person that the conduct of the business of Borrower or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has violated, misappropriated or otherwise infringed any Intellectual Property of such Person, where such Claim could reasonably be expected to have a Material Adverse Effect. Each Obligor shall use commercially reasonable efforts to cause each new employee and contractor to execute and deliver a customary confidentiality, non‑disclosure and Intellectual Property assignment agreement that includes a waiver of moral rights to the extent permitted by Law and such agreements are customary in the applicable jurisdiction.

8.17. ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Benefit Plans to which such Obligor or such Subsidiary is a party as an employer, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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8.18. Cash Management.

(a) Such Obligor shall cause and maintain at all times after the Account Control Agreement Completion Date all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes (other than Excluded Accounts) of the Obligors located within the U.S. to be subject to an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (which, in any event, shall be consistent with the requirements of Section 8.19) (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts; and

(b) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

8.19. Post-Closing Obligations.

[***]

Section 9.

Negative Covenants

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), have been indefeasibly paid in full in cash:

9.01. Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) (i) Indebtedness existing on the date hereof and, to the extent the outstanding principle amount as of the Closing Date exceeds [***], set forth on Schedule 9.01(b) and (ii) Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement;

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(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(e) Indebtedness of an Obligor owing to any other Obligor, subject to the Intercompany Subordination Agreement;

(f) Indebtedness of any Subsidiary that is not an Obligor owing to any Obligor (to the extent such Investment is permitted by Section 9.05) or other Subsidiary that is not an Obligor;

(g) Indebtedness of any Obligor owing to any Subsidiary that is not an Obligor, subject to the Intercompany Subordination Agreement; provided any Indebtedness owing by an Obligor to any Subsidiary that is not an Obligor shall not exceed [***] in the aggregate outstanding at any one time;

(h) [reserved];

(i) Guarantees by any Obligor of Permitted Indebtedness of any other Obligor;

(j) Ordinary Course equipment and software financing and leasing (including Capital Lease Obligations and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed [***] (or the Equivalent Amount in other currencies) at any time;

(k) Indebtedness under Permitted Hedging Agreements;

(l) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed [***]% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this Section 9.01(l) shall not exceed [***] (or the Equivalent Amount in other currencies) at any time outstanding and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(m) [reserved];

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(n) Indebtedness pursuant to the Revenue Interest Financing;

(o) other Indebtedness in an aggregate outstanding principal amount not to exceed [***] (or the Equivalent Amount in other currencies);

(p) Permitted Convertible Debt in an aggregate principal amount at any time outstanding not to exceed [***] plus, and solely to the extent that, [***], additional amounts in excess of [***];

(q) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the Ordinary Course, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases, commercial contracts, Indebtedness permitted pursuant to Section 9.01(s)(i), casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(r) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(s) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations in each case arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers in connection with Asset Sales permitted by Section 9.09;

(t) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services in each case in the Ordinary Course;

(u) purchase price adjustments, indemnity payments and other Deferred Acquisition Consideration in connection with any Permitted Acquisition, in each case that are permitted pursuant to the definition of “Permitted Acquisition”; and

(v) Permitted Refinancings of any items of Permitted Indebtedness under clauses (a), (b), (g) and (j) of this Section 9.01.

9.02. Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except:

(a) Liens securing the Obligations;

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(b) (i) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the date hereof and, to the extent any such Lien secures amounts or obligations in excess of [***], set forth on Schedule 9.02(b) and (ii) renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of such Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any customary underwriting discounts, fees, commissions and expenses associated with such extension, renewal or replacement);

(c) Liens securing Indebtedness permitted under Section 9.01(j); provided that such Liens are restricted solely to the collateral described in Section 9.01(j);

(d) Liens imposed by any Law arising in the Ordinary Course, related to carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person, (y) are not in respect of Indebtedness for borrowed money or (z) are being contested in good faith by appropriate proceedings, which proceedings, diligently conducted, have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not past due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries; and

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(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(i) Bankers liens, rights of setoff and similar Liens incurred on deposits or other assets credited to any deposit or securities account made in the Ordinary Course;

(j) Liens securing Indebtedness permitted under Section 9.01(l); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) Liens securing Indebtedness permitted under Sections 9.01(q), (r), (s) and (t).

(l) Any judgment Lien or Liens arising from decrees or attachments not constituting an Event of Default;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the Ordinary Course in an Arm’s Length Transaction;

(n) other Liens which secure obligations in an aggregate amount not to exceed [***] (or the Equivalent Amount in other currencies) at any time outstanding;

(o) Liens securing Indebtedness permitted under Section 9.01(n) and which are subject to the Permitted Intercreditor Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the Ordinary Course;

(q) to the extent constituting a Lien, Permitted Licenses;

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(r) Liens on cash and Permitted Cash Equivalent Investments securing obligations under Permitted Hedging Agreements;

(s) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor or any Subsidiary in the Ordinary Course supporting obligations of the type set forth in clause (i) above;

(t) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 9.05 not to exceed [***] in the aggregate;

(u) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(v) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(w) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any Joint Venture or other Persons that are not Subsidiaries;

(x) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(y) (i) leases or subleases of real property entered into in the Ordinary Course, (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property) granted to third parties in the Ordinary Course of business, in each case which do not interfere in any material respect with the operations of the business of any Obligor or any of its Subsidiaries and do not prohibit granting the Administrative Agent a security interest in any Obligor’s personal property held at such location for the benefit of the Lenders and other Secured Parties, and (iii) retained interests of lessors or licensors or similar parties under any in-licenses.

provided that no Lien otherwise permitted under any of this Section 9.02 shall apply to any Material Intellectual Property, other than Section 9.02(a), (l), (o) and (q).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

9.03. Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (or otherwise merge, amalgamate or consolidate), (ii) liquidate, provisionally liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Disqualified Equity Interests, (iv) other than Permitted Acquisitions and any Acquisition permitted by Section 9.05(a), make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person or (v) sell, lease, transfer or otherwise dispose of all or substantially all of its property, except:

(a) the merger, amalgamation or consolidation, liquidation or provisional liquidation of any (i) Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction or (y) any other Obligor, an Obligor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become an Obligor (unless such transaction involves more than one Obligor, then an Obligor must be the surviving or successor entity of such transaction) or (ii) any Subsidiary that is not an Obligor with or into any other Subsidiary that is not an Obligor;

(b) the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation, provisional liquidation, restructuring or otherwise) to any Obligor and (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation, provisional liquidation, restructuring or otherwise) to any other Subsidiary that is not an Obligor;

(c) the sale, transfer or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor, (ii) any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;

(d) mergers, amalgamations or consolidations of any Subsidiary to effectuate an Asset Sales permitted under Section 9.09; provided that such merger, amalgamation or consolidation does not include the Borrower or the Borrower is the surviving entity from such merger, amalgamation or consolidation;

(e) in connection with any Permitted Acquisition or other Investment permitted under Section 9.05, the Borrower or any Subsidiary of the Borrower may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it, so long as (i) the Person surviving such merger or amalgamation with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger or amalgamation to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Subsidiary Guarantor is a

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

party, the surviving Person is such Subsidiary Guarantor or concurrently therewith becomes a Subsidiary Guarantor; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to an Obligor or solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up.

9.04. Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto (the “Business”).

9.05. Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments (but without giving effect to the cash return provision contained in the definition thereof) outstanding on the date hereof and identified in Schedule 9.05(a) and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, net of cash returns thereon, or require that any additional Investment be made (unless otherwise permitted hereunder);

(b) deposit accounts with banks (or similar deposit-taking institutions) and securities accounts maintained by the Obligors and their respective Subsidiaries;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course in an Arm’s Length Transaction;

(d) Investments in cash and Permitted Cash Equivalent Investments, which in the case of the Obligors shall be maintained after the Account Control Agreement Completion Date in Controlled Accounts (unless maintained in Excluded Accounts);

(e) Investments by an Obligor (i) in another Obligor, (ii) in a non-Obligor Subsidiary (other than an Excluded Subsidiary), provided, with respect to this clause (ii), such amount shall not exceed, in any [***], [***], and (iii) in the Excluded Subsidiaries, provided, with respect to this clause (iii), the amount of any such Investments shall not exceed (x) the amount necessary to fund ordinary course expenses of the Specified Subsidiary that are reasonably expected to become due and payable during the [***] month period immediately following such Investment (net of cash on hand and milestone and similar payments expected to be received during such period) and (y) [***] per fiscal year; provided, further, notwithstanding anything herein to the contrary, no Investments (including with the proceeds of any sale, transfer, issuance or other disposition of the

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Equity Interests of the Borrower or any Subsidiary thereof) in an Excluded Subsidiary are permitted under this Agreement other than pursuant to this clause (e);

(f) Investments by a Subsidiary that is not an Obligor in the Borrower or any other Subsidiary (other than an Excluded Subsidiary);

(g) Permitted Hedging Agreements;

(h) Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the Ordinary Course, and other deposits and cash collateral constituting Permitted Liens;

(i) employee, officer and director loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed [***] outstanding at any time (or the Equivalent Amount in other currencies);

(j) Investments (including debt obligations) received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k) the increase in value of any Investment otherwise permitted pursuant to this Section 9.05;

(l) other Investments in an aggregate amount not to exceed [***] (or the Equivalent Amount in other currencies) in any fiscal year;

(m) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;

(n) Investments permitted under Section 9.03 (other than clause (e) thereof);

(o) Permitted Acquisitions and earnest money deposits in connection with Permitted Acquisitions and Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

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(p) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under Section 9.09;

(q) Investments in the Ordinary Course consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(r) to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 9.01;

(s) Investments contemplated by Schedule 9.05(s);

(t) to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Debt;

(u) Investments consisting of Permitted Liens; and

(v) Investments (other than in any Excluded Subsidiary) made with the Available Amount.

9.06. Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the Available Amount;

(c) (i) each Subsidiary that is an Obligor may make Restricted Payments to any other Obligor, and (ii) each Subsidiary that is not an Obligor may make (x) Restricted Payments to an Obligor and to another Subsidiary that is not an Obligor and (y) pro rata Restricted Payments to minority stockholders of any such Subsidiary;

(d) any purchase, redemption, retirement or other acquisition of Equity Interests of the Borrower held by consultants, officers, directors and employees or former consultants, officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed [***] (or the Equivalent Amount in other currencies)

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in any fiscal year (it being agreed that, to the extent constituting an Investment permitted by Section 9.05(i), the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (d)); provided that the portion of such basket that is not used by the Borrower or its Subsidiaries in any fiscal year shall be carried-forward to the immediately succeeding fiscal year;

(e) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants;

(f) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(g) Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding taxes for which Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options;

(h) any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, in each case to the extent permitted under Section 9.07; and

(i) so long as no Default or Event of Default has occurred and is continuing (or could reasonably be expected to occur after giving effect to such Restricted Payment), other Restricted Payments in an aggregate amount not to exceed [***] (or the Equivalent Amount in other currencies) in any fiscal year.

9.07. Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations; (ii) scheduled payments of other Indebtedness (including scheduled and required payments in respect of the Revenue Interest Financing) to the extent permitted pursuant to the terms, if any, of any applicable subordination or intercreditor agreement in respect of the Obligations; (iii) subject to the Intercompany Subordination Agreement, intercompany indebtedness permitted under Section 9.01; (iv) Indebtedness permitted to be incurred under Sections 9.01(b), (c), (j), (k), (l), (o), (q), (r) and (t); (v) any prepayment, repurchase, redemption or similar action of the Permitted Convertible Debt using cash proceeds of any substantially simultaneous issuance of Permitted Convertible Debt (and any cash proceeds received pursuant to the exercise, early unwind or termination of any Permitted Bond Hedge Transaction in connection

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

with such prepayment, repurchase, redemption or action); (vi) any cash prepayment, repurchase, redemption or similar action of the Permitted Convertible Debt with the Available Amount; (vii) the conversion to Equity Interests by holders of Permitted Convertible Debt in accordance with the terms of the indenture or other documentation governing such Permitted Convertible Debt, (viii) the exchange of existing Permitted Convertible Debt for the following (or any combination of the following): (1) new Permitted Convertible Debt (or the net cash proceeds from the issuance of such new Permitted Convertible Debt) to the extent such Indebtedness is permitted to be issued under the terms of this Agreement, (2) Class A Common Stock, (3) the cash proceeds, if any, received pursuant to the exercise, early unwind or termination of any Permitted Bond Hedge Transaction entered into in connection with such existing Permitted Convertible Debt, or (4) cash payment in respect of accrued and unpaid interest on such exchanged existing Permitted Convertible Debt; (ix) delivery of Class A Common Stock and cash in lieu of fractional shares or in respect of accrued and unpaid interest to any holder of Permitted Convertible Debt to induce such holder to convert Permitted Convertible Debt in accordance with the terms of the indenture governing such Permitted Convertible Debt; and (x) Permitted Refinancings of Indebtedness specifically permitted under Section 9.01.

9.08. Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof without the prior written consent of Administrative Agent, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09. Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease or sublease (as lessor or sub-lessor), sale and leaseback, assign, convey, license or sub-license, transfer, or otherwise dispose of any of its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries) (any thereof, an “Asset Sale”), except:

(a) sales, transfers and other dispositions of receivables in connection with the compromise, settlement or collection thereof in the Ordinary Course;

(b) sales of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the Ordinary Course in an Arm’s Length Transaction;

(c) the forgiveness, release or compromise of trade payables owed to any Obligor or Subsidiary in the Ordinary Course;

(d) Permitted Licenses;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(e) transfers of assets, rights or property by (i) any Obligor to any other Obligor or (ii) any Subsidiary that is not an Obligor to an Obligor;

(f) dispositions (including by way of abandonment or cancellation) of any equipment and other tangible property that is obsolete or worn out or no longer used or useful in the Business disposed of in the Ordinary Course in an Arm’s Length Transaction;

(g) dispositions resulting from Casualty Events (without giving effect to the Dollar exception set forth in the definition thereof);

(h) the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms;

(i) in connection with any transaction permitted under Section 9.03 (other than clause (d) thereof) or Section 9.05;

(j) Asset Sales identified in Schedule 9.09;

(k) so long as no Default or Event of Default has occurred and is continuing (or could reasonably be expected to occur after giving effect to such Asset Sale), other Asset Sales (other than with respect to Material Intellectual Property) with a fair market value not in excess of [***] (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year;

(l) other Asset Sales (other than with respect to Material Intellectual Property) not in excess of [***] (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year in which any Obligor or any Subsidiary will receive cash proceeds in an amount equal to no less than [***] percent ([***]%) of the total consideration (fixed or contingent) paid or payable to such Obligor or Subsidiary;

(m) dispositions in the Ordinary Course of business consisting of the abandonment of Intellectual Property (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries;

(n) dispositions of cash and Permitted Cash Equivalents Investments in the Ordinary Course or otherwise in transactions permitted hereunder;

(o) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a CFC in order to qualify members of the governing body of such CFC if required by applicable Law;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(p) to the extent constituting an Asset Sale, any Permitted Liens;

(q) the sale or transfer of any revenue and other proceeds pursuant to and in accordance with the Revenue Interest Financing and subject in all respects to the Intercreditor Agreement; and

(r) to the extent constituting an Asset Sale, the waiver, amendment, cancellation or termination of any rights not prohibited pursuant to Section 9.12 and any amendment, modification, restatement, cancellation, supplement, termination or waiver of any provision, of any Material Agreements not prohibited pursuant to Section 9.12.

9.10. Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction to sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such arrangement or transaction (i) is an Arm’s Length Transaction, (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate, (iii) is between or among (x) one or more Obligors, on the one hand, and, on the other hand, one or more Obligors, (y) one or more Subsidiaries of the Obligors that are not Obligors, on the one hand, and, on the other hand, one or more Subsidiaries of the Obligors that are not Obligors and (z) one or more Obligors or their Subsidiaries that are not Obligors, on the one hand, and, on the other hand, one or more Obligors or their Subsidiaries that are Obligors (provided that, with respect to clause (z) only, the terms thereof are no less favorable than those that would be obtained in a comparable Arm’s Length Transaction with a non-affiliated Person), (iv) is permitted under Section 9.01, 9.03, 9.05, 9.06, 9.07 or 9.09, (v) constitutes customary compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor or its Subsidiaries in the Ordinary Course, (vi) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the ordinary course of business, (vii) are the transactions set forth on Schedule 9.10 or (viii) is a transaction (with any series of related transactions being aggregated for the purposes of this clause (viii)) including consideration of less than [***].

9.11. Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.15, (iii) limitations associated with Permitted Liens

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

or any document or instrument governing any Permitted Lien, (iv) any documentation governing Indebtedness referenced in clauses (l), (n), (p) or (q) (solely with respect to cash or Permitted Cash Equivalent Investments securing obligations permitted under Section 9.01(q) in an amount not to exceed the amount permitted under Section 9.02) of Section 9.01 (or any Permitted Refinancing thereof), (v) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (vi) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is incurred or assumed by Subsidiaries that are not Obligors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents; (viii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness and other secured Indebtedness or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the property leased or licensed; (ix) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (x) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the Ordinary Course; (xi) customary restrictions or encumbrances in any agreement evidencing Permitted Convertible Debt that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the Borrower or taken as a whole, are not more restrictive to the Obligors in any material respect than the comparable restrictions and encumbrances in the Loan Documents, taken as a whole (as reasonably determined by the a Responsible Officer of Borrower in good faith and as certified to by a certificate from such Responsible Officer delivered to the Administrative Agent); and (xii) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets.

9.12. Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any way or manner adverse to the interests of the Administrative Agent and the Lenders; provided, for the avoidance of doubt, any waiver, amendment, termination, replacement or other modification of any provision related to the Class B Common Stock or the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

holders of Class B Common Stock shall be deemed adverse to the interests of the Administrative Agent and the Lenders; or

(b) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in a manner materially adverse to the rights and remedies the Administrative Agent and the Lenders hereunder; or

(c) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or any rights in or to Material Intellectual Property or (y) take any action that permits any Material Agreement or any rights in or to Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, in each case, except as would not be reasonably expected to have (x) a Material Adverse Effect or (y) a material adverse effect on Product Commercialization and Development Activities with respect to Taletrectinib; or

(d) enter into, waive, terminate, replace or otherwise modify any Contract that involves or results in the disposition, assignment or licensing of any Material Intellectual Property, unless such agreement is (i) a Permitted License, (ii) permitted pursuant to Section 9.09 or (iii) approved in writing by the Majority Lenders.

9.13. Outbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any agreement under which an Obligor or any of its Subsidiaries grants any outbound license, covenant not to sue or other grant of rights under Material Intellectual Property relating to Taletrectinib, except for Permitted Licenses.

9.14. Sales and Leasebacks. Except as disclosed on Schedule 9.14, except as otherwise consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15. Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except as would not reasonably be expected to result in a Material Environmental Liability.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

9.16. Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17. Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.18. Sanctions; Anti-Corruption Use of Proceeds.

(a) Neither the Borrower or any of its Subsidiaries, or their respective directors, officers, employees, or agents shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person in violation of Sanctions, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other Anti-Terrorism Law.

(b) The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii)(A) for the purpose of funding any activities or business of or with any Sanctioned Person or any Designated Jurisdiction in violation of Sanctions or (B) in any other manner that would result in a violation of Sanctions by any party to this Agreement.

Notwithstanding anything in this Agreement to the contrary, (i) the Borrower shall not, and shall not permit any of its Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, sale and leaseback, assignment, lease or sublease, conveyance, license or sublicense, or other disposition of any kind or otherwise (including, for avoidance of doubt, in connection with a transaction permitted by Section 9.03, as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property other than pursuant to Permitted Licenses or (y) permit any Person other than the Borrower or a Subsidiary Guarantor to license, own or hold any interest in such Material Intellectual Property other than pursuant to Permitted Licenses and (ii) except as permitted by Section 8.12(b)(v) no Material Intellectual Property shall be transferred, sold, sold and leaseback, assigned, leased or subleased, conveyed, licensed or sublicensed or otherwise

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

disposed of (including, for the avoidance of doubt, in connection with a transaction permitted by Section 9.03, as an Investment, Restricted Payment or Asset Sale) to any Subsidiary other than a Subsidiary Guarantor (other than pursuant to Permitted Licenses).

Section 10.
Financial Covenant

10.01. Minimum Liquidity. The Obligors shall at all times maintain the Minimum Liquidity Amount in cash and/or Permitted Cash Equivalent Investments in, at all times after the Account Control Agreement Completion Date, one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent and Liens permitted under Section 9.02(i) and (u).

Section 11.
Events of Default

11.01. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal Payment Default. The Borrower shall fail to pay any principal of the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay interest or any other Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of [***].

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall (i) have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.01(a), (b) or (c) and such failure shall continue

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

unremedied for a period of [***] or (ii) Section 8.02, Section 8.03 (solely as to the Borrower), Section 8.05(a), Section 8.05(d), Section 8.11, Section 8.12, Section 8.16, Section 8.18, Section 8.19, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of [***] days after the earlier to occur of the date on which (i) a Responsible Officer of any Obligor becomes aware of such failure or (ii) written notice thereof shall have been given to any Obligor by the Administrative Agent or any Lender.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or the permitted Revenue Interest Financing, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness or the permitted Revenue Interest Financing.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness or similar event under the permitted Revenue Interest Financing shall occur and such breach or “event of default” or similar event shall continue unremedied, uncured or unwaived after the expiration of any grace or cure period thereunder, or (ii) any event or condition occurs (x) that results in any Material Indebtedness or the permitted Revenue Interest Financing becoming due prior to its scheduled maturity (including as a result of any change of control, fundamental change or similar event under any Material Indebtedness) or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or the permitted Revenue Interest Financing or any trustee or agent on its or their behalf to cause such Material Indebtedness or the permitted Revenue Interest Financing to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) Indebtedness which is convertible into Equity Interests (other than Disqualified Equity Interests) of the Borrower that converts to such Equity Interests (and nominal cash payments in respect of fractional shares and cash payments in respect of accrued and unpaid interest) in accordance with the express terms or conditions thereof (provided that Indebtedness in respect of Permitted Convertible Debt may only convert in Class A Common Stock) and (z) with respect to any Material Indebtedness consisting of Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and not as a result of any default thereunder by any Obligor or any Subsidiary.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Material Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Material Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Material Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, provisional liquidation, restructuring, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Material Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, restructuring officer, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Material Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Material Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

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(C) seeking liquidation, provisional liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of [***] days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or Material Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(h).

(i) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of [***] (or the Equivalent Amount in other currencies) (to the extent not covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of [***] calendar days during which execution shall not be effectively stayed or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount in excess of [***] (or the Equivalent Amount in other currencies).

(k) Change of Control. A Change of Control shall have occurred.

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(l) [Reserved]

(m) Regulatory Matters, Etc. If any of the following occurs after FDA Approval: (i) the FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter, clinical hold, untitled letter, Official Action Indicated (OAI) status, or failure of a pre-approval inspection, with respect to, any Obligor, Taletrectinib or any manufacturing facilities for Taletrectinib that causes any Obligor to discontinue or withdraw, or could reasonably be expected to cause any Obligor to discontinue or withdraw, marketing or sales of Taletrectinib, or causes a delay in the manufacture or sale of Taletrectinib, which discountenance or delay extends for a period of more than [***] calendar days, (ii) except as permitted pursuant to the second sentence of Section 6.8(a) of the Revenue Interest Financing Agreement, any revocation, withdrawal, suspension, cancellation, material limitation, termination or material adverse modification of any Product Authorization issued by the FDA for Taletrectinib that is not reversed in full within [***] days of the first occurrence of such event, (iii) a recall of one or more batches of Taletrectinib in the United States (other than a total recall of Taletrectinib from the market in the United States) that results in or would reasonably be expected to result in a Material Adverse Effect or (iv) a total recall of Taletrectinib from the market in the United States.

(n) [Reserved].

(o) Impairment of Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occurs: (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document) not constitute a valid and perfected Lien on a portion of the applicable Collateral having a value in excess of [***], in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document or (iv) following the sale of Taletrectinib by any Obligor in the United States, any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing Taletrectinib or its commercially available successors in the United States for more than [***] calendar days and after the termination of such [***] day period the existence of such circumstance could reasonably be expected to result in a Material Adverse Effect.

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11.02. Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium and the Exit Fee, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium and the Exit Fee, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03. Additional Remedies. If an Event of Default has occurred and is continuing, if any Obligor shall be in default under a Material Agreement, the Administrative Agent shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the interests of the Administrative Agent. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable in accordance with Section 14.03(a), shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.” The Administrative Agent and the Lenders agree that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to Intellectual Property, the rights of the non-Affiliate licensees under Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License that would permit the licensor to terminate such Permitted License (commonly known as a non-disturbance); provided that the Administrative Agent shall be entitled to exercise any rights of the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Obligors under such licenses, including termination rights, upon the exercise of remedies during an Event of Default.

11.04. [Reserved].

11.05. [Reserved].

11.06. Payment of Yield Protection Premium and Exit Fee. Notwithstanding anything in this Agreement to the contrary, each of the Yield Protection Premium and Exit Fee shall automatically be due and payable at any time the Obligations become due and payable prior to the Maturity Date in accordance with the terms hereof (other than in connection with a prepayment due under Section 3.03(b) as a result of a Casualty Event) as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result thereof. Any Yield Protection Premium or Exit Fee or, if required, both the Yield Protection Premium and the Exit Fee payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration, redemption, repayment or prepayment and each Obligor agrees that such Yield Protection Premium or Exit Fee is reasonable under the circumstances currently existing. Each of the Yield Protection Premium and Exit Fee shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. If either the Yield Protection Premium or Exit Fee (or both) becomes due and payable pursuant to this Agreement, such Yield Protection Premium or Exit Fee shall be deemed to be principal of the Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of the Loans (including such Yield Protection Premium or Exit Fee) from and after the applicable triggering event. In the event the Yield Protection Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, each of the Yield Protection Premium and Exit Fee shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. Each Obligor hereby waives the provisions of any present or future statute or law that prohibits or may prohibit the collection of the Yield Protection Premium and any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Obligors, the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

Administrative Agent and the Lenders acknowledge and agree that any Yield Protection Premium and the Exit Fee due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Obligor expressly agrees that (i) each of the Yield Protection Premium and Exit Fee is reasonable and is the product of an Arm’s Length Transaction between sophisticated business people, ably represented by counsel, (ii) each of the Yield Protection Premium and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay each of the Yield Protection Premium or Exit Fee, (iv) the Obligors shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Yield Protection Premium or Exit Fee or any similar or comparable prepayment fee under the circumstances described herein, and shall be estopped hereafter from claiming differently than as agreed to in this Section 11.06, (v) their agreement to pay each of the Yield Protection Premium or Exit Fee is a material inducement to the Lenders to make the Loans, and (vi) each of the Yield Protection Premium and Exit Fee represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event. Each Obligor expressly acknowledges that its agreement to pay or guarantee the payment of the Yield Protection Premium or Exit Fee to the Lenders as herein described are individually and collectively a material inducement to holders to enter into this Agreement.

Section 12.
The Administrative Agent

12.01. Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Sagard Holdings Manager LP (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein, the provisions of this Section 12.01 (other than Sections 12.09 and 12.10, and solely to the extent expressly set forth therein) are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

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(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise, (vii) enter into the Permitted Intercreditor Agreement, (viii) enter into non-disturbance agreements and similar agreements and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and Permitted Cash Equivalents Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

for title purposes only, (ii) is not assuming any duty or obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), in each case, regardless of whether a Default has occurred and is continuing, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.02. Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03. Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to written instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties, including, for the avoidance of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

doubt, any action that may be in violation of the automatic stay in connection with any Insolvency Proceeding.

12.04. Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05. Reliance and Liability.

(a) the Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any notice, request, certificate, consent, statement, instrument, document or other writing (including and electronic message, Internet or intranet website posting or other distribution), telephone message or conversation or oral conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in

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connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of, or with the consent of, the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 14.04) or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the (a) validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (b) due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for, and shall not have any duty to ascertain or inquire into, any statement, document, information, certificate, report, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents, including, for the avoidance of doubt, the satisfaction of any condition set forth in Section 6 of this Agreement or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent); and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or whether any condition set forth in any Loan Document is satisfied or waived, including, without limiting the generality of the foregoing, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06. Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, accept deposits from, act as the financial advisor for or in any other advisory capacity for, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08. Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent (or any sub-agent thereof) and any Related Party of the Administrative Agent (or any such sub-agent) (to the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

extent not indefeasibly paid by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent (or any sub-agent thereof) or, as the case may be, such Related Party of the Administrative Agent (or any sub-agent thereof), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09. Resignation of the Administrative Agent.

(a) At any time upon not less than 30 days prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least thirty percent (30%) of the outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (provided that the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing). If a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent, notwithstanding whether the Majority Lenders have appointed a successor or the Borrower has consented to such successor. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b) Effective from the Resignation Effective Date, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Majority Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related

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Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10. Release of Collateral or Subsidiary Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release, and the Administrative Agent hereby agrees, ((or, in the case of Section 12.10(b)), release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor (i) if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a) and (ii) upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) or (j), and (iii) all of the Collateral and all Obligors, upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent. In addition, in connection with any Permitted Licenses,

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each Lender hereby authorizes Administrative Agent to, and at the request of the Borrower, the Administrative Agent shall, negotiate and enter into a non-disturbance agreement and other similar agreements in form and substance reasonably satisfactory to Administrative Agent.

Notwithstanding the foregoing or anything to the contrary herein, (i) the release of any Obligor from its guaranty of any Obligations under this Section 12.10 or otherwise hereunder shall only be permitted if any such permitted transaction or series of related transactions is not consummated for the primary purpose of effecting a release of such Obligor from its Obligations under the Loan Documents in accordance with the terms hereof, and (ii) the Administrative Agent may not effect a release of any Obligor that ceases to be an Obligor due solely to a disposition of Equity Interests in (or issuance of Equity Interests by) such Obligor, unless in the case of this clause (ii) the transaction related to such release is a disposition of Equity Interests for fair market value to an unaffiliated third party and for a bona fide primary business purpose.

12.11. Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12. Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise:

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

12.13. Acknowledgements of Lenders.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b)(ii).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

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(g) Each party’s obligations, agreements and waivers under this Section 12.13(g) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 13.
Guaranty

13.01. The Guaranty. The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise) of the Obligations, including (i) principal of and interest on the Loans, (ii) all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof and (iii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower and Subsidiary Guarantors of all the agreements, conditions, covenants and obligations of the Borrower and Subsidiary Guarantors contained in the Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay any amount in full when due or perform any such obligation (whether at stated maturity, by acceleration or otherwise), the Subsidiary Guarantors will promptly pay the same or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following

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shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be extended, modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected or preserved;

(e) any modification or amendment of or supplement to this Agreement or any other Loan Document, including any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(f) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any Insolvency Proceeding or other similar proceeding affecting the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(g) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against the Borrower, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(h) the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the Collateral, if any, securing the Guaranteed Obligations or any part thereof, or any

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

other invalidity or unenforceability relating to or against the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable Law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(i) the disallowance, under any state or federal bankruptcy, insolvency or similar law, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(j) the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(k) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any Collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(l) any other act or omission to act or delay of any kind by the Borrower, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 13.02, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03. Discharge Only Upon Payment in Full. Subject to any prior release herefrom of any Subsidiary Guarantor by the Administrative Agent in accordance with (and pursuant to authority granted to the Administrative Agent under) the terms of this Agreement, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and all other financing

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

arrangements among the Borrower or any Subsidiary Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive.

13.04. Additional Waivers; General Waivers.

(a) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any Collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Administrative Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such

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Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Administrative Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Administrative Agent and the Secured Parties by operation of law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (A) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (B) any election by the Administrative Agent and the other Secured Parties under any provision of any state or federal bankruptcy, insolvency or similar law to limit the amount of, or any Collateral securing, its claim against the Subsidiary Guarantors.

(b) General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any notice not provided for herein.

13.05. Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is at any time rescinded, annulled, avoided, set aside, invalidated, declared to be fraudulent or must be otherwise restored or repaid by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization, equitable cause or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission, repayment or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

similar payment under any state or federal bankruptcy, insolvency or similar law. The provisions of this Section 13.05 shall survive termination of this Guaranty.

13.06. Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the prior and complete satisfaction of all Termination Conditions, they (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or Collateral that may from time to time be given to the Secured Parties and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to the complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.06.

13.07. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition, including any such stay upon an Insolvency Proceeding, preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.08. Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.09. Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.10. Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Agreement without rendering such claim voidable or avoidable under any state or federal bankruptcy, insolvency or similar law or other applicable Law.

(c) This 13.10 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this 13.10 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 13.10 shall be exercisable only upon the prior and complete satisfaction of the Termination Conditions.

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13.11. General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 14.
Miscellaneous

14.01. No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02. Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03. Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse within [***] of receipt of a reasonably detailed invoice (i) the Administrative Agent and the Lenders and their respective Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

disbursements of Sidley Austin LLP as primary counsel to Administrative Agent and the Lenders, and any local counsel (if necessary) and regulatory counsel for both of the Administrative Agent and the Lenders in each relevant material jurisdiction, and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs (including, without limitation, costs of the administration of this Agreement and the other Loan Documents) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); provided, that, in the case of such expenses on the Closing Date, the amount of such expenses shall not exceed [***] and shall be without duplication of amounts paid on or prior to the Closing Date in connection with the Revenue Interest Financing and (ii) each of the Administrative Agent and the Lenders for all of their documented out of pocket costs and expenses (including the fees and expenses of any legal counsel) in connection with the enforcement, exercise or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 14.03, or in connection with the Loans made hereunder, including such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent (and any sub-agent thereof), the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of any counsel for each Indemnified Party (limited to one legal counsel in each relevant jurisdiction), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to (i) this Agreement or any of the other Loan Documents or the Transactions, (ii) any use made or proposed to be made with the proceeds of the Loans, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(ii) is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a claim brought by any Obligor against an Indemnified Party for material breach in bad faith or reckless disregard of such Indemnified Party’s obligations hereunder or under any other Loan Document. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. None of the Administrative Agent and the Lenders shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Notwithstanding the foregoing in this Section 14.03(b), the Obligors shall not be liable for any settlement of any proceeding effected without the Obligors’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Obligors’ written consent, or if there is a judgment against an Indemnified Party in any such proceeding, the Obligors shall indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. The Obligors shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party. This Section shall not apply with respect to (x) Taxes other than Taxes relating to a non-Tax Claim and (y) yield protection matters covered by Section 5.01, which shall be governed exclusively by Section 5.01.

14.04. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders shall be required to:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce interest rates (provided that the Majority Lenders may rescind an imposition of default interest hereunder) or other amounts payable with respect to the Loans (excluding mandatory prepayments), extend any date fixed for payment of principal (excluding mandatory prepayments) (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans (excluding mandatory prepayments); provided that a waiver of any condition precedent set forth in Section 6.02 or Section 6.03 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an increase in Commitments of any Lender;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof;

(iii) contractually subordinate the right of payment of the Obligations (including any guarantees thereof) or the Administrative Agent’s Lien on all or substantially all of the Collateral, in each case, to any other Indebtedness or other obligations in a manner that adversely affects any Lender without the written consent of each such Lender; provided however that any Liens expressly permitted under this Agreement to be senior to the Obligations, any debtor-in-possession (or equivalent) financing or any use of Collateral in an insolvency proceeding, shall not be restricted by this clause (iii);

(iv) amend or modify the definition of “Proportionate Share” or the pro-rata sharing provisions contained in Sections 3.01 or 4.01(b); or

(v) amend this Section 14.04 or the definition of “Majority Lenders”.

Notwithstanding anything to the contrary herein, (A) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Lenders, extend an additional Lien over additional property for the benefit of the Lenders or join additional Persons as Obligors and (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

14.05. Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (except in connection with an event expressly permitted under Section 9.03) without the prior written consent of the Administrative Agent and all of the Lenders. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing under Section 11.01(a), Section 11.01(b), Section 11.01(d) (as it relates to a breach of Section 8.03, Section 8.16, Section 9 (other than Section 9.08 thereof) or Section 10), Section 11.01(f), Section 11.01(g), Section 11.01(h), Section 11.01(k), Section 11.01(m) and Section 11.01(o) or the Borrower fails to perform or observe any term, covenant or agreement contained in the following sections and such default, if susceptible to cure, is not cured within the cure period applicable to such section (if any) (each, a “Specified Event of Default”) to any Person that is not a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor or any Affiliate of an Obligor at any time and no such assignment shall be made without the prior written consent of the Administrative Agent. The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Eligible Transferee described in clause (vi) or (vii) of the definition thereof; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within [***] after having received written notice thereof. Subject to the recording thereof by the Administrative Agent

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

pursuant to Section 14.05(d), and to receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) from and after the date such Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e). If an assignee is not a Lender, the assignee shall provide the Administrative Agent with all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations.

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee or, if a Specified Event of Default has occurred and is continuing, to any Person that is not a Defaulting Lender (other than a natural person, a Defaulting Lender or any Obligor or any of its Affiliates or any employees or directors of any Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.02 or Section 6.03 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an increase of any Commitment), (ii) extend the date fixed for the payment of principal (excluding mandatory prepayments) of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (i) [reserved], (ii) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b) and (iii) shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. Subject to clause (iii) of the proviso to the third sentence of Section 14.05(e) above, a Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Grant of Security Interests. Notwithstanding anything to the contrary contained herein, each Lender may at any time grant a security interest in, or otherwise pledge or assign as collateral (including, in the case of the following clause (B), in connection with any exercise or enforcement of remedies), any of its rights under this Agreement and the other Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal, interest or fees on the Loans), to (A) any federal reserve bank or (B) any holder of, or trustee or collateral agent for the benefit of the holders of, such Lender’s Indebtedness or equity securities (including as a result of any exercise or enforcement of remedies in connection with any of the foregoing).

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Proportionate Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Proportionate Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4900-8142-0056v.28" "" 4900-8142-0056v.28

14.06. Survival. The obligations of the Borrower under Sections 5.01, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of the Lenders’ assignment of any interest in the Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07. Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08. Counterparts, Effectiveness, Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective when counterparts hereof executed on behalf of the Obligors, the Administrative Agent and the Lender shall have been received by the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.09. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10. Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto,

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in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Service of Process. Each party hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 14.02. Nothing in this Agreement will affect the right of any party hereto to service process in any other manner permitted by applicable Law. Each Foreign Subsidiary Guarantor hereby irrevocably and unconditionally appoints the Borrower, to receive for it and on its behalf, service of process which may be served in any suit, action or proceeding of the nature referred to in this Section 14.10. . Nothing in this Section 14.10(b) shall affect the right of any Lender to serve process in any manner permitted by Law or limit the right of any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower irrevocably waives such immunity in respect of its obligations under this Agreement.

(c) Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12. Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from

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suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof. Without limiting the foregoing provisions of this Section 14.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

14.15. No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16. Confidentiality. The Administrative Agent and each Lender agree to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such

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information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or subject to an agreement to comply with the provisions of this Section, any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty) and their respective Related Parties, (iii) to its employees, officers, directors, representatives, agents, attorneys, accountants, trustees and other professional advisors (including those retained in connection with (x) the satisfaction or attempted satisfaction of any condition set forth in Section 6 and (y) Section 12.04) or those of any of its affiliates (collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans, (xi) to any current or prospective assignees, SPVs or participants, financing sources (including Persons that hold a security interest in any Lender’s rights under this Agreement in accordance with Section 14.05(g)) and to their respective Related Parties, in each case to the extent such assignees, SPVs, participants or financing sources agree to be bound by provisions the same as the provisions of this Section 14.16 (and such Person may disclose information to their respective Related Parties in accordance with clause (ii) above) or (xii) to any other party hereto; provided that, in the case of disclosure pursuant to clause (iv), (v) and (vi) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

14.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with

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applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18. Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19. USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

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14.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.21. Certain ERISA Matters.

(a) Each Person that becomes party hereto after the date hereof as a Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or Subsidiary Guarantors, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, including any amendments thereto, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class

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exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Notes and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender making the representation in clause (a) or (2) a Lender making the representation in clause (a) has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Documents or any documents related hereto or thereto).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

NUVATION BIO INC.

By: /s/ David Hung, M.D.
 Name: David Hung, M.D.
Title: President and Chief Executive Officer

Address for Notices:

Nuvation Bio Inc.
[***]

With a copy to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111-4004

Attn: Mischi a Marca; Addison Pierce
Email: gmamarca@cooley.com;
afpierce@cooley.com

[Signature page to Credit Agreement and Guaranty]

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SUBSIDIARY GUARANTORS:

NUVATION BIO OPERATING COMPANY LLC

By: /s/ David Hung, M.D.
 Name: David Hung, M.D.
Title: Manager

ANHEART THERAPEUTICS LLC

By: /s/ Stephen Dang
 Name: Stephen Dang
Title: Director

Address for Notices:

Nuvation Bio Inc.
[***]

With a copy to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111-4004

Attn: Mischi a Marca; Addison Pierce
Email: gmamarca@cooley.com;
afpierce@cooley.com

[Signature page to Credit Agreement and Guaranty]

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ADMINISTRATIVE AGENT:

SAGARD HOLDINGS MANAGER LP,
by its general partner SAGARD HOLDINGS MANAGER GP INC.

By: /s/ Adam Vigna
 Name: Adam Vigna
Title: Chief Investment Officer

Address for Notices:

[***]With a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, TX 75201

Attention: Angela Fontana

Email: angela.fontana@sidley.com

[Signature page to Credit Agreement and Guaranty]

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LENDERS:

SAGARD HEALTHCARE PARTNERS (DELAWARE) LP,

By: Sagard Healthcare Royalty Partners GP LLC, its general partner

By: /s/ Jason Sneah
 Name: Jason Sneah
Title: Manager

By: /s/ Adam Vigna
 Name: Adam Vigna
Title: Chief Investment Officer

Address for Notices:

[***]With a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, TX 75201

Attention: Angela Fontana

Email: angela.fontana@sidley.com

[Signature page to Credit Agreement and Guaranty]

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